Magnite, Inc. 8-K

Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

February 4, 2021

between

MAGNITE, INC.,

RTL US HOLDING, INC.,

and

RTL GROUP S.A.,
(Solely with respect to Article 6)

relating to the purchase and sale

of

100% of the Common Stock

of

SPOTX, INC.

i

Section 11.14. Specific Performance	93
Section 11.15. No Recourse	94

Exhibits

Exhibit A – Illustrative Calculations

Exhibit B – Transaction Accounting Principles

Schedules

Schedule 1.1 – Required Information

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of February 4, 2021 between Magnite, Inc., a Delaware corporation (“Buyer”), RTL US Holding, Inc., a Delaware corporation (“Seller”), and, solely for purposes of Article 6, RTL Group S.A., a Société Anonyme (“RTL”).

W I T N E S E T H :

WHEREAS, Seller owns 1 share of the Common Stock (the “Shares”) of SpotX, Inc., a Delaware corporation (the “Company”), which constitutes 100% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, prior to the date hereof, the Company entered into a Share Purchase Agreement, dated as of December 3, 2020, by and between SpotX Ltd and RTL Group Support Services Ltd (together with all exhibits, schedules and ancillary agreements entered in connection therewith, the “Yospace Carveout Agreement”), pursuant to which Yospace Enterprises Ltd (“Yospace”) and its Subsidiary (as defined herein) were transferred to RTL Group Support Services Ltd (the “Carveout Transaction”); and

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.        Definitions. As used herein, the following terms have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.06(f).

“Accrued Standalone Income Taxes” means an amount (which may not be less than zero) equal to the accrued but unpaid Income Tax liabilities of the Company and its Subsidiaries for any Pre-Closing Tax Period for which, as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date and immediately prior to the calculation of adjustments pursuant to Section 2.05 and 2.06, an originally filed Tax Return either (i) has not yet become due and has not yet been filed or (ii) has been filed and reflects Income Tax liabilities shown as due that have not been paid in full to the relevant Tax Authority, determined in each case: (a) by taking into account any items of loss or deduction arising from any Transaction Expense and allocating such losses and deductions to the Pre-Closing Tax Period, in each case to the maximum extent permitted by Applicable Law, at a “more likely than not” level of comfort (or higher confidence level), (b) by excluding any liabilities for accruals or reserves established or required to be established under IFRS methodologies for contingent Income Taxes or with respect to uncertain Income Tax positions, (c) by excluding any Income Taxes for which the Company or any of its Subsidiaries is liable as a result of being a member of a consolidated, combined, unitary or other tax group that includes the Seller or any of its Affiliates (other than any such group the only members of which are also members of the Company Group), (d) by excluding any Income Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Company and its Subsidiaries) after the Closing on the Closing Date outside of the ordinary course of business in violation of Section 6.01, (e) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries, (f) by excluding any deferred Income Tax assets and liabilities, (g) taking into account any estimated Income Tax payments and overpayments of Income Taxes with respect to any Pre-Closing Tax Period to the extent that the same actually reduce the amount of Income Tax liabilities taken into account in computing Accrued Standalone Income Taxes, and (h) in the case of a Straddle Period, in accordance with Section 6.06.

“Action” means any formal claim, demand, action, suit, inquiry, proceeding, examination, audit or investigation by or before any Governmental Authority, or any other arbitration or mediation.

“Adjustment Amount” has the meaning set forth in Section 2.06(i).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such first Person, including, with respect to Buyer, from and after the Closing, the Company Group; provided that none of the Company Group shall be considered an Affiliate of Seller from and after the Closing. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 5.12(a)(iv).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Balance Sheet” means the unaudited combined balance sheet of the Company Group as of the Balance Sheet Date.

“Balance Sheet Date” means September 30, 2020.

“Base Cash Purchase Price” means USD USD560,000,000, as may be adjusted pursuant to Section 5.16.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Denver, Colorado, the Grand Duchy of Luxembourg or New York, New York are customarily closed, or required by Applicable Law to close.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, communications and telecommunications networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or used by the Company Group in the conduct of its business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the Common Stock, par value $0.00001 per share, of Buyer.

“Buyer Cure Period” has the meaning set forth in Section 10.01(e).

“Buyer Fundamental Warranties” means the representations and warranties contained in Section 4.01, Section 4.02 and Section 4.09.

“Buyer Indemnitee” has the meaning set forth in Section 6.03.

“Buyer Material Adverse Effect” means any event, change, development, occurrence or effect, that when considered individually or in the aggregate (a) prevents, materially delays or materially impedes the consummation by Buyer of the Transactions or (b) has a material adverse effect on the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole, excluding (in the case of clause (b) only) any event, change, development, occurrence or effect arising out of, attributable to or resulting from:

(a)       changes in GAAP, IFRS or Applicable Law;

(b)       changes in general economic or political conditions or conditions generally affecting the industries in which Buyer and its Subsidiaries operate;

(c)       acts of war, sabotage, cyberattacks, terrorism, natural disasters or any pandemic or epidemic (including COVID-19);

(d)       the performance, announcement or pendency of this Agreement and Transactions, including the effect of any of the foregoing on relationships, contractual or otherwise, with any customers, vendors, distributors, partners, employees or Governmental Authorities;

(e)       any failure to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that, subject in all respects to the exceptions set forth in clauses (a) through (d) above and (f) through (g) below, any circumstance that caused or contributed to such failure to meet projections, forecasts or predictions may be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred or would be expected to occur);

(f)       any action taken or omitted to be taken at the written request or with the express written consent of Seller; or

(g)       any action taken by Buyer that is expressly required to be taken pursuant to this Agreement;

provided, in the case of the foregoing clauses (a), (b) and (c), that if the impact of such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to Buyer and its Subsidiaries, taken as a whole relative to the other participants in the industry in which Buyer and its Subsidiaries operates, the extent of such disproportionate impact may be taken into account in determining whether a Buyer Material Adverse Effect has occurred.

“Buyer SEC Documents” has the meaning set forth in Section 4.10.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Carveout Transaction” has the meaning set forth in the preamble.

“Cash” means, as at a specified date, the aggregate amount of all cash, certificates of deposit and other bank deposits and all other cash equivalents, marketable securities and short-term investments held by the Company Group, determined in accordance with the Transaction Accounting Principles. Cash shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of any of the Company Group as reflected on the Company Group’s combined balance sheet in accordance with IFRS; provided, that the amount of Cash shall be reduced by the amounts of any issued or outstanding checks and drafts and pending electronic debits to the extent the corresponding accounts payable are not included in the calculation of Net Working Capital.

An illustrative calculation of Cash as of the Balance Sheet Date is set forth in the Illustrative Calculations.

“Cash Consideration” means an amount in cash equal to the Estimated Closing Cash Purchase Price, as may be adjusted and finally determined pursuant to Section 2.06.

“Child” means any individual for which the Company had actual knowledge or ought reasonably to have known that such individual was either: (a) below the age of 13; or (b) below the age at which the individual is deemed to have capacity to provide valid consent pursuant to Applicable Law.

“Closing” has the meaning set forth in Section 2.03.

“Closing Accounts” has the meaning set forth in Section 2.06(a).

“Closing Cash” has the meaning set forth in Section 2.06(b)(i)(C).

“Closing Date” means the date of the Closing.

“Closing Indebtedness” has the meaning set forth in Section 2.06(b)(i)(B).

“Closing Net Working Capital” has the meaning set forth in Section 2.06(b)(i)(A).

“Closing Net Working Capital Adjustment Amount” means an amount, whether positive or negative, equal to (i) Closing Net Working Capital minus (ii) Target Net Working Capital.

“Closing Cash Purchase Price” means the Base Cash Purchase Price, plus

(a)       the Closing Net Working Capital Adjustment Amount, minus

(b)       Closing Indebtedness, plus

(c)       Closing Cash, minus

(d)       Closing Transaction Expenses,

each as finally determined pursuant to Section 2.06.

“Closing Transaction Expenses” has the meaning set forth in Section 2.06.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any agreement between the Company Group and any labor organization or other authorized employee representative representing Company Employees.

“Common Stock” means the common stock, par value USD 0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Employee” means an employee of the Company Group.

“Company Group” means the Company and the Company Subsidiaries, provided that, to the extent the context requires, the “Company Group” shall be deemed to refer to each of the Company and/or each of the Company Subsidiaries.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company Group.

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (ii) employment, consulting, termination, change in control, transaction bonus, retention, severance or other similar contract, agreement or arrangement; or (iii) other plan, contract, arrangement, policy or agreement that provides compensation, cash bonuses or commission payments or other forms of cash incentive compensation, equity or equity-based compensation, deferred compensation, medical or dental or vision benefits or other health and welfare benefits (including, but not limited to, post-termination or retiree benefits), life insurance, disability benefits, perquisites or fringe benefits or retirement benefits, in each case (A) that is sponsored, maintained or contributed to by the Company Group for the benefit of any Company Employee or director, consultant or other individual service provider of the Company Group or (B) for which any member of the Company Group has any liability.

“Company Privacy Policies” has the meaning set forth in the definition of Privacy and Information Security Requirement.

“Company Subsidiaries” means (i) SpotX Limited, (ii) SpotX Australia Pty Ltd, (iii) SpotX Singapore Pte. Ltd., (iv) SpotX Japan G.K, and (v) and any other indirect or direct Subsidiary of the Company.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of September 1, 2020 between Buyer and Seller.

“Contract” means any legally binding contract, agreement, arrangement or understanding (including any purchase order or statement of work).

“Controller” means the entity which, alone or jointly with others, determines the purposes and means of the Processing of Personal Information.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, clampdown, closure, sequester or any other Applicable Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act and all Occupational Safety and Health Administration and Centers for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“Current Representation” has the meaning set forth in Section 11.13.

“Customary Agreement” has the meaning set forth in Section 3.19.

“Data Room” means the electronic documentation site established by Datasite on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Seller Disclosure Schedule.

“Data Security Breach” means a breach of security leading to the unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information transmitted, stored or otherwise Processed by Company Group.

“Debt Financing” has the meaning set forth in Section 4.05.

“Debt Financing Commitments” has the meaning set forth in Section 4.05.

“Decrease Amount” has the meaning set forth in Section 2.06(j)(ii).

“Designated Person” has the meaning set forth in Section 11.13.

“Determination Date” has the meaning set forth in Section 2.06(g).

“Disputed Matters” has the meaning set forth in Section 2.06(f).

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Enforceability Exception” has the meaning set forth in Section 3.02(c).

“Environmental Laws” means any Applicable Law relating to the protection of the environment.

“Environmental Permits” means all Permits under any Environmental Law.

“Equity Financing” means the issuance by Buyer of equity securities and/or any securities convertible into equity securities of Buyer, which Buyer may consummate prior to the Closing.

“Equity Financing Sources” means any Person who is an investor or prospective investor in the Equity Financing.

“Equity Interests” means any:

(a)       shares or units of capital stock or voting or other equity securities;

(b)       membership interests or units;

(c)       subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (a)-(b);

(d)       securities or other interests convertible into or exercisable or exchangeable for any of the interests in (a)-(c) or any other equity securities;

(e)       stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or

(f) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash” has the meaning set forth in Section 2.05(a)(iii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(a)(ii).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.05(a)(i).

“Estimated Closing Cash Purchase Price” means an amount equal to the Base Cash Purchase Price, plus:

(a)       the Estimated Net Working Capital Adjustment Amount, minus

(b)       Estimated Closing Indebtedness, plus

(c)       Estimated Closing Cash, minus

(d)       Estimated Closing Transaction Expenses.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.05(a)(iv).

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Closing Net Working Capital minus (b) Target Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Statement” has the meaning set forth in Section 2.06(b)(iii).

“Financial Statements” means, collectively, the Interim Financial Statements and the Audited Financial Statements.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Notice” has the meaning set forth in Section 5.16.

“Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitments and any related commitments to purchase the Debt Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Financing Commitments (and the related fee letters) or any such related commitments) relating thereto.

“Foreign Plan” means any Company Plan that covers Company Employees or directors, consultants or other individual service providers of the Company Group who are located outside of the United States.

“Fraud” means a knowing and intentional misrepresentation by a party in the making of an express representation or warranty contained in this Agreement or in any certificate delivered in connection herewith (for the avoidance of doubt, excluding any theory of fraud premised upon constructive fraud, negligent misrepresentation or omission or recklessness or negligence).

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court or agency.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the international accounting standards, international financial reporting standards and related interpretations issued or adopted by the International Accounting Standards Board.

“Illustrative Calculations” means the illustrative calculations as of the Balance Sheet Date of Cash, Indebtedness and Net Working Capital, and the resulting calculation of the Purchase Price attached hereto as Exhibit A.

“Income Tax” means any Tax imposed on or measured by reference (in whole or in part) to overall gross or net income, profits, receipts, capital gains and similar Taxes, including any interest, penalty, or addition thereto.

“Increase Amount” has the meaning set forth in Section 2.06(j)(i).

“Indebtedness” means all obligations (including in respect of outstanding principal and accrued and unpaid interest) of the Company Group, without duplication (but before taking account the consummation of the transactions contemplated hereby), in respect of:

(a)       premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of indebtedness for borrowed money, obligations evidenced by bonds, notes, debentures or other similar instruments, and all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder, including any intercompany accounts);

(b)       all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with IFRS (excluding any operating leases for real property that may be recognized on the balance sheet of the Company as a result of the application of IFRS 16 Leases);

(c)       any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions;

(e)       any Accrued Standalone Income Taxes;

(f) any unpaid Taxes (including unpaid “applicable employment taxes” (as defined in Section 2302(d)(i) of the CARES Act)) that the Company or any of its Subsidiaries has deferred as of the Closing Date pursuant to the CARES Act or other COVID-19 Measures or other or similar laws;

(g)       any Transfer Taxes for which the Seller or RTL is liable under Section 6.02 of this Agreement;

(h)       all deposits and monies received in advance; and

(i) any guarantee of all obligations of the type referred to in clauses (a) through (g) of other Persons for the payment of which the Company Group is responsible or liable.

provided that, for the avoidance of doubt, “Indebtedness” shall not include any amount included in Net Working Capital or Closing Transaction Expenses.

An illustrative calculation of Indebtedness as of the Balance Sheet Date is set forth in the Illustrative Calculations.

“Injunction” has the meaning set forth in Section 8.01.

“Inside Date” means April 1, 2021, or in the event that Seller has not delivered the Required Information to Buyer as of at least 15 Business Days prior to any proposed Closing Date, the date that is 15 Business Days after the date that Seller has delivered the Required Information to Buyer.

“Intellectual Property Right” means all intellectual property of any type or nature, however denominated, anywhere in the world, including (i) all trademarks, trade names, service marks, service names, logos, product names, corporate names, assumed names, trade dress, social media handles and accounts and all other indicia of source and origin, whether registered or unregistered, and all applications for the registration thereof, together with all of the goodwill associated therewith (“Trademarks”), (ii) Internet domain names, websites and social media accounts, (iii) all works of authorship (whether or not copyrightable) and all copyrights (whether registered or unregistered) and applications for registration thereof, (iv) proprietary data, database rights, and proprietary rights in software, (v) all classes and types of patents, including originals, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, patent applications and patent disclosures, (vi) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, proprietary information, methods, procedures, processes, specifications, plans, proposals, improvements, inventions, applications, tools, and supplier lists, and all related confidential information (“Trade Secrets”), (vii) any and all registrations, applications for registration, renewals, extensions, revisions or restorations, recordings, common-law rights, statutory rights and related rights relating to any of the foregoing and (viii) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.07(a).

“IP License” has the meaning set forth in Section 3.11.

“IRS” means the Internal Revenue Service.

“knowledge of Buyer,” “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge after reasonable inquiry of Michael Barrett (CEO of Buyer), David Day (CFO of Buyer), Erik Hovanec (Chief Strategy Officer) or Aaron Saltz (General Counsel & Corporate Secretary).

“knowledge of Seller,” “Seller’s knowledge,” or any other similar knowledge qualification in this Agreement means to the actual knowledge after reasonable inquiry of Elmar Heggen (Deputy CEO and COO of RTL Group S.A.), Björn Bauer (CFO of RTL Group S.A.), Andreas Fischer (EVP Business Development of RTL Group S.A.), Siska Ghesquiere (General Counsel and Head of M&A at RTL Group S.A.).

“Launch Date” has the meaning set forth in Section 5.16.

“Leased Real Property” has the meaning set forth in Section 3.14.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Lockup Securities” has the meaning set forth in Section 5.14.

“Lockup Period” means the period beginning on the Closing Date and ending on the date that is three months following the Closing Date.

“Losses” means any and all losses, damages, liabilities, fines, Taxes, claims, awards, judgments, penalties, fees, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Made Available” means the applicable document or information was posted to the Data Room and made accessible by Buyer prior to the execution of this Agreement (as evidenced by a DVD-ROM, USB drive or other fixed media with copies of all such documents and information on the Data Room at or prior to such time, a copy of which will be delivered to Buyer on or before the Closing in accordance with Article 2).

“Malicious Code” has the meaning set forth in Section 3.15(j).

“Management Accounts” has the meaning set forth in Section 3.07(a).

“Material Adverse Effect” means any event, change, development, occurrence or effect, that when considered individually or in the aggregate (a) prevents, materially delays or materially impedes the consummation by Seller of the Transactions or (b) has a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole, excluding (in the case of clause (b) only) any event, change, development, occurrence or effect arising out of, attributable to or resulting from:

(a)       changes in GAAP, IFRS or Applicable Law;

(b)       changes in general economic or political conditions or conditions generally affecting the industries in which the Company Group operates;

(c)       acts of war, sabotage, cyberattacks, terrorism, natural disasters or any pandemic or epidemic (including COVID-19);

(d)       the performance, announcement or pendency of this Agreement and Transactions, including the effect of any of the foregoing on relationships, contractual or otherwise, with any customers, vendors, distributors, partners, employees or Governmental Authorities;

(e)       any failure to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that, subject in all respects to the exceptions set forth in clauses (a) through (d) above and (f) through (g) below, any circumstance that caused or contributed to such failure to meet projections, forecasts or predictions may be taken into account in determining whether a “Material Adverse Effect” has occurred or would be expected to occur);

(f)       any action taken or omitted to be taken at the written request or with the express written consent of Buyer; or

(g)       any action taken by the Company Group that is expressly required or permitted to be taken pursuant to this Agreement;

provided, in the case of the foregoing clauses (a), (b) and (c), that if the impact of such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to the Company Group, taken as a whole relative to the other participants in the industry in which the Company Group operates, the extent of such disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 3.11.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Net Working Capital” means, as of any specified date:

(a)       the aggregate value of the combined current assets line items set forth in the Illustrative Calculations as of such date; minus

(b)       the aggregate value of the combined current liabilities line items set forth in the Illustrative Calculations as of such date;

in each case, as set forth on a statement of Net Working Capital of the Company Group having only the line items and in the format set forth in the Illustrative Calculations and calculated in accordance with the Transaction Accounting Principles; provided that

(i)       for the avoidance of doubt, amounts included in the calculation of Indebtedness, Transaction Expenses or Cash shall not be included in Net Working Capital; and

(ii)       Net Working Capital shall be calculated excluding any deferred Tax assets, any deferred Tax liabilities, and any Income Tax assets or liabilities.

An illustrative calculation of Net Working Capital as of the Balance Sheet Date is set forth in the Illustrative Calculations.

“Notice of Disagreement” has the meaning set forth in Section 2.06(c).

“Open Source Software” means any software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under any similar licensing or distribution model, including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or any other license that requires the distribution of software source code without a fee or as a condition of creating or distributing derivative works of such source code to any third party.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with the applicable Person’s past custom and practice; provided that actions taken (or omitted) reasonably and in good faith to respond to COVID-19 shall be deemed Ordinary Course of Business; provided, further, that prior to the Company Group (or Seller with respect thereto) taking (or omitting to take) any actions to respond to COVID-19 or COVID-19 Measures in reliance on this definition, Seller shall use commercially reasonable efforts to provide advance notice to Buyer and shall consider Buyer’s reasonable suggestions in connection therewith.

“Organizational Documents” means, with respect to any Person or Persons, collectively, the certificate of incorporation, operating agreement, articles of association, voting agreement, stockholders agreement, certificate of formation, charter, bylaws and any other or similar equivalent governing documents, of such Person or Persons, in each case, as in effect on the date hereof.

“Outside Date” has the meaning set forth in Section 10.01(b).

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Encumbrances” means:

(a)       mechanics’, materialmen’s and similar Liens incurred in the Ordinary Course of Business with respect to any amounts not yet delinquent and in respect of which the Company Group is not in default or which are being contested in good faith;

(b)       Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in the Financial Statements accordance with IFRS;

(c)       encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property;

(d)       zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated, or interfered with, in any material respect by the current use or occupancy of such real property or the operation of the Company Group as currently conducted;

(e)       to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company Group with respect to Indebtedness;

(f)       any right, interest, Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased;

(g) non-exclusive licenses or sublicenses or covenants not to assert with respect to Intellectual Property Rights granted in the Ordinary Course of Business; and

(h) Liens or encumbrances described in Section 1.01(c) of the Seller Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means information that directly or indirectly identifies, relates to, describes, or is reasonably capable of being associated with, any living individual or household, including but not limited to each of the following: (a) directly-identifying information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, health information and any other data used or intended to identify, contact or precisely locate a person); (b) user-device-related information, such as Internet Protocol address, mobile device identifier, identifier stored in a cookie, deterministically or probabilistically-derived device fingerprint, or any other persistent identifier; and (c) any other information specified as “personally identifiable information”, “personal information”, or “personal data” in an applicable Privacy and Information Security Requirement.

“Post-Closing Transaction Bonus Amount” means the amount payable after the Closing Date pursuant to the Transaction Bonuses, as set forth in Section 7.01 of the Seller Disclosure Schedule.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, including the pre-Closing portion of any Straddle Period (determined in accordance with Section 6.06).

“Pre-Closing Taxes” means all Taxes: (a) for which any member of the Company Group is liable (i) with respect to any Pre-Closing Tax Period; (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing; (iii) as a transferee or successor, by Contract entered into prior to the Closing (other than any Customary Agreement) or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing Date; or (iv) under Section 965 of the Code (including, for the sake of clarity, any Tax deferred pursuant to Section 965(h), Tax payable as a result of a breach of the covenant contained in last sentence of Section 6.05, and any Tax payable as a result of an election under Section 965(h) of the Code with respect to the Company or any of its Subsidiaries to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code); (b) any Taxes (including unpaid “applicable employment taxes” (as defined in Section 2302(d)(i) of the CARES Act)) that the Company or any of its Subsidiaries has deferred as of the Closing Date pursuant to the CARES Act or other COVID-19 Measures or similar laws; (c) attributable to any amount that would be required to be included under Section 951 or 951A of the Code in the income of the Company or any of its Subsidiaries for its taxable year ended on the Closing Date if the taxable year of each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ended as of the end of the Closing Date; and (d) arising out of or resulting from this Agreement (including any Taxes relating to the Carveout Transaction and any Transfer Taxes for which Seller or RTL are liable pursuant to Section 6.02), in each case, together with any losses incurred in connection with any of the foregoing. For the avoidance of doubt, Pre-Closing Taxes shall be determined without regard to any loss, credit, or tax attribute of the Buyer or its Affiliates (other than the Company or its Subsidiaries) for any tax period or any loss, credit, or other tax attribute of the Company and its Subsidiaries arising in periods (or portion thereof) commencing after the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.05(c).

“Privacy and Information Security Requirement” means:

(a) any and all Applicable Laws relating to the Processing of Personal Information that are applicable to the Company Group, as well as, to the extent applicable to the Company Group:

(i) all rules, policies, standards, and requirements of applicable industry and self-regulatory organizations in the industry in which the Company Group operates (including, but not limited to, the Digital Advertising Alliance, the European Interactive Digital Advertising Alliance, and IAB Europe’s Transparency & Consent Framework); and

(ii) all guidance and codes of practice issued by Governmental Authorities and final judgments issued by competent courts;

(b) all Applicable Laws concerning the security of Company products and/or information technology assets;

(c) any Contract to which a member of the Company Group is bound that involves the Processing of Personal Information and/or protecting the security or privacy of Personal Information; and

(d) each and every public-facing Company policy and notice relating to the Processing of Personal Information (including, without limitation, publicly posted privacy policies; written notices provided to the public in connection with the Processing of Personal Information; public statements or publications by Company concerning its activities related to Personal Information; and publicly posted policies or notices concerning the security of Personal Information Processed in or by Company products and/or information technology assets) (collectively, the “Company Privacy Policies”).

“Process”, “Processing” and “Processed” mean any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Processor” means any Person that Processes Personal Information on behalf of a Controller.

“Proposal” has the meaning set forth in Section 5.08.

“Purchase Price” has the meaning set forth in Section 2.02.

“R&W Insurance Policy” means the representation and warranty insurance policy that Buyer intends to obtain with respect to this Agreement.

“Real Property Lease” has the meaning set forth in Section 3.14.

“Registered Company Intellectual Property Rights” has the meaning set forth in Section 3.15(a).

“Registration Statement” means a shelf registration statement sufficient to meet the requirements of the Securities Act to register the resale of Lockup Securities under this Agreement, including the related prospectus and any pre- and post-effective amendments and supplements to each such registration statement or prospectus.

“Regulation D” means Rules 500-507 promulgated under the Securities Act.

“Regulation S” means Rules 901-905 promulgated under the Securities Act.

“Related Party” means, with respect to any Person, (a) any of such Person’s former, current or future direct or indirect Affiliates, representatives, controlling Persons, members, general or limited partners, directors or officers, other equityholders, successors or assignees (or any former, current or future direct or indirect Affiliates, representatives, controlling Persons, members, general or limited partners, other equityholders, successors or assignees of any of the foregoing); (b) any immediate family member of a Person described in clause (a); or (c) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Related Party Contract” means any Contract between any of the Company Group, on the one hand, and any Related Party of the Company Group on the other hand, in each case other than Company Plans.

“Required Information” means, as of any specified date, the information set forth on Schedule 1.1.

“Restricted Employees” means, collectively, the officers, directors and employees of the Company and its Subsidiaries.

“Satisfaction Date” has the meaning set forth in Section 2.03.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations pertaining thereto.

“Seller” has the meaning set forth in the preamble.

“Seller Cure Period” has the meaning set forth in Section 10.01(d).

“Seller Disclosure Schedule” means the schedule delivered by Seller to Buyer on the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in Article 3 or to one or more of the covenants contained in Article 5.

“Seller Financing Proceeds” has the meaning set forth in Section 5.16.

“Seller Fundamental Warranties” means the representations and warranties contained in Section 3.01 (but solely the first sentence thereof), Section 3.02(a) and 3.02(c), Section 3.04(a) and 3.04(b), Section 3.05, Section 3.06(a), Section 3.08 and Section 3.20.

“Seller Indemnitees” has the meaning set forth in Section 5.09.

“Seller Marks” means any and all trademarks, service marks, trade names, domain names and other indicia of origin owned by Seller or any of its Affiliates (other than the Company), and any and all derivatives thereof and any names or marks confusingly similar thereto, including the “RTL” and “Yospace” word marks.

“Seller Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (ii) employment, consulting, termination, change in control, transaction bonus, retention, severance or other similar contract, agreement or arrangement; or (iii) other plan, contract, arrangement, policy or agreement that provides compensation, cash bonuses or commission payments or other forms of cash incentive compensation, equity or equity-based compensation, deferred compensation, medical or dental or vision benefits or other health and welfare benefits (including, but not limited to, post-termination or retiree benefits), life insurance, disability benefits, perquisites or fringe benefits or retirement benefits, in each case (A) that is sponsored, maintained or contributed to by Seller or its Affiliates (other than members of the Company Group) or (B) for which Seller or its Affiliates has any liability.

“Seller’s Law Firm” has the meaning set forth in Section 11.13.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period commencing on or before and ending after the Closing Date.

“Solvent” has the meaning set forth in Section 4.06

“Standard Forms” has the meaning set forth in Section 3.15(d).

“Standstill Period” means the period commencing on the Closing Date and ending thirty-six (36) months thereafter.

“Stock Consideration” means 14,000,000 shares of Buyer Common Stock, adjusted as necessary (i) to reflect any split, combination, reclassification or dividend or similar adjustment of Buyer Common Stock prior to the Closing and (ii) in accordance with Section 5.16.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person; provided that none of the Company Group shall be considered a Subsidiary of Seller from and after the Closing.

“Suspension Period” has the meaning set forth in Section 5.14(d).

“Target Net Working Capital” means USD5,000,000.

“Tax” or “Taxes” means any (a) all U.S. federal, state, provincial, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, escheat, unclaimed property, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy, and other tax of any kind whatsoever or other like assessment, fees or charge (including withholding on amounts paid to or by any Person), imposed by any Governmental Authority responsible for the imposition of any such tax, together with any interest, penalties and additions thereto, (b) any liability for any of the foregoing as transferee, as a result of successor liability, or as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, tax receivable or tax allocation Contract or any other express or implied agreement to indemnify any other Person, in each case entered into prior to the Closing.

“Tax Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Tax Contests” has the meaning set forth in Section 6.07(a).

“Tax Refund” has the meaning set forth in Section 6.08.

“Tax Return” means any return, report, information return, declaration or similar statement supplied or required to be supplied to any Tax Authority (or provided to a payee) with respect to Taxes, including any claim for refund or amendment thereof.

“Technical Deficiencies” has the meaning set forth in Section 3.15(h).

“Terminating Buyer Breach” has the meaning set forth in Section 10.01(e).

“Terminating Seller Breach” has the meaning set forth in Section 10.01(d).

“Top Customers” has the meaning set forth in Section 3.26(a).

“Transaction Accounting Principles” means the accounting principles, practices, procedures, policies and methods set forth on Exhibit B.

“Transaction Agreements” means, collectively, this Agreement and, to the extent agreed to by the parties in accordance with the terms of this Agreement, other agreements entered in connection with the Transactions contemplated by this Agreement.

“Transaction Bonuses” means those transaction bonuses payable by Seller to the Company Employees set forth on Section 7.01 of the Seller Disclosure Schedule pursuant to binding written transaction bonus agreements entered into between such Company Employees and Seller and/or the Company prior to the Closing Date.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company Group or any Person that the Company Group is legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller) in connection with the negotiation, preparation or execution of this Agreement or the Transaction Agreements or the performance or consummation of the Transactions, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts; (ii) all brokers’, finders’ or similar fees; and (iii) any change of control payments, transaction-related or stay bonuses (including Transaction Bonuses other than the Post-Closing Transaction Bonus Amounts), severance, termination, or retention obligations or similar amounts payable by the Company Group (including the employer portion of payroll Taxes with respect to such payments) in the case of each of the foregoing clauses (i)-(iii), in connection with the Transactions; provided that, for the avoidance of doubt, fees and expenses incurred by or on behalf of Buyer prior to Closing will not be Transaction Expenses, regardless of whether such fees or expenses are ultimately paid by a member of the Company Group; provided further that any Post-Closing Transaction Bonus Amounts (and any related expenses or Taxes) will treated in accordance with Article 7 and will not be Transaction Expenses to the extent treated in accordance therewith.

“Transaction Expenses Payoff Instructions” has the meaning set forth in Section 2.04(a).

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest). For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or foreign Taxes measured by or based upon income or gains.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.

“Treasury Regulations” means the final, temporary or proposed U.S. federal income tax regulations promulgated under the Code, as such tax regulations may be amended from time to time.

“Willful Breach” has the meaning set forth in Section 10.02(b).

“Yospace Carveout Agreement” has the meaning set forth in the recitals.

“Yospace License Agreement” means that certain Yospace License Agreement dated as of December 3, 2020 between Yospace Enterprises Ltd. and the Company.

Section 1.02.        Other Definitional and Interpretative Provisions.

(a)             In this Agreement:

(i)          the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii)         the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

(iii)        references to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified;

(iv)       all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(v)        any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement;

(vi)       any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(vii)       whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import;

(viii)      “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(ix)        references to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time;

(x)         references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder;

(xi)        references to any Person include the successors and permitted assigns of such Person;

(xii)       references from or through any date mean, unless otherwise specified, from and including or through and including, respectively;

(xiii)      the word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise; and

(xiv)      references to “$” or “USD” are to U.S. dollars.

(b)             The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2
Purchase and Sale

Section 2.01.        Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, free and clear of all Liens (other than restrictions on transfer arising under applicable state and federal securities laws or Liens created by or to the extent resulting from actions of Buyer), the Shares at the Closing.

Section 2.02.        Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall equal the (a) sum of (i) the Estimated Closing Cash Purchase Price and (ii) whether positive or negative, if applicable, the Adjustment Amount plus (b) the Stock Consideration. The Purchase Price shall be paid in accordance with Section 2.04 and shall be subject to the adjustment in Section 2.06.

Section 2.03.        Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York or remotely by the exchange of signature pages for executed documents, on the first day of the calendar month that follows the calendar month during which satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) occurs (the date of such satisfaction or waiver, the “Satisfaction Date”) or at such other place, date, or time as Buyer and Seller may mutually agree in writing; provided that, (a) if such date is not a Business Day, the Closing shall take place on the next following Business Day, (b) if there are not at least two Business Days between such date and the Satisfaction Date, the Closing shall take place on the date that is the first Business Day of the next calendar month after the calendar month in which Closing would otherwise have occurred, and (c) notwithstanding the foregoing, the Closing shall not occur prior to the Inside Date without Buyer’s prior written consent.

Section 2.04.        Closing Deliverables.

(a)             At or before the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)          certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(ii)         a counterpart signature page to each Transaction Agreement to which Seller is party, executed by Seller;

(iii)        the certificate referred to in Section 8.02(c);

(iv)       with respect to any Transaction Expenses that will not have been paid in full prior to the Closing, at least two days prior to the Closing Date, Seller shall submit to Buyer reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof (the “Transaction Expenses Payoff Instructions”);

(v)        a statement, signed under penalties of perjury and dated no more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2) and confirms that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vi)       to the extent requested by Buyer, customary director and officer resignation letters, effective at the Closing, from directors and officers of the Company Group identified by Buyer; and

(vii)      a DVD-ROM, USB drive or other digital media evidencing the documents and other files that were available for review by Buyer and its representatives as of the date of this Agreement in the Data Room, which, to the extent available, shall indicate for each document the date that such document was uploaded to the Data Room.

(b)             At or before the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)         the certificate referred to in Section 8.03(c); and

(ii)        an executed counterpart signature page to each Transaction Agreement to which Buyer is party;

(c)             At the Closing, Buyer shall pay or deliver (or cause to be paid or delivered):

(i)         to Seller, an amount in cash equal to the Estimated Closing Cash Purchase Price in immediately available funds by wire transfer to the account or accounts designated by Seller in writing;

(ii)        to Seller (or its designated Affiliate) (provided that any such Affiliate shall have delivered a writing to Buyer pursuant to which it makes the representations and warranties set forth in Section 3.29 and agrees to be bound by all other provisions of this Agreement applicable to the Stock Consideration), the Stock Consideration, free and clear of all Liens (other than restrictions on transfer arising under applicable state and federal securities laws or Liens created by or to the extent resulting from actions of Seller or this Agreement) in book-entry form (along with evidence in the books and records maintained by the transfer agent for the Buyer Common Stock reflecting the ownership of the Stock Consideration by Seller (or its designated Affiliate)); and

(iii)       the amount payable to each Person who is owed a portion of the Estimated Closing Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement.

Section 2.05.        Estimated Closing Calculations. No later than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement, setting forth:

(a)             its good faith estimates of:

(i)          Closing Net Working Capital (“Estimated Closing Net Working Capital”),

(ii)         Closing Indebtedness (“Estimated Closing Indebtedness”),

(iii)        Closing Cash (“Estimated Closing Cash”) and

(iv)        Closing Transaction Expenses (“Estimated Closing Transaction Expenses”),

in each case calculated as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date and, except for Estimated Closing Transaction Expenses, without giving effect to the Transactions;

(b)             on the basis of the foregoing, a calculation of the Estimated Net Working Capital Adjustment Amount;

(c)             on the basis of the foregoing, a calculation of the Estimated Closing Cash Purchase Price, Estimated Closing Net Working Capital, Estimated Closing Indebtedness, Estimated Closing Cash and Estimated Closing Transaction Expenses (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”), which shall be prepared in accordance with the Illustrative Calculations, the Transaction Accounting Principles and the applicable definitions set forth in this Agreement; and

(d)             For the avoidance of doubt, any failure of Buyer to raise any objection or dispute prior to Closing in respect of the Preliminary Closing Statement shall not in any way prejudice Buyer’s right to raise any matter in the Final Closing Statement.

Section 2.06.        Final Closing Statement.

(a)             In the 60 days following the Closing, Buyer shall cause the Company to prepare the consolidated balance sheet and statements of income of the Company Group as of the Closing (in accordance with the Illustrative Calculations and the Transaction Accounting Principles) and such financial accounts shall, at the discretion of Seller and at Seller’s expense, be audited or reviewed by KPMG (the “Closing Accounts”) and Buyer shall and shall cause the Company Group to provide such access, work papers, information and personnel as are reasonably requested by KPMG or Seller in connection therewith; provided that (x) any such audit shall be conducted in accordance with the procedures used in respect of ordinary course year end account audits, (y) any such review shall be conducted in accordance with procedures to be reasonably agreed upon among Buyer, Seller and KPMG (it being agreed that such procedures will include procedures appropriate for Seller’s IFRS deconsolidation purposes) and (z) Seller shall notify Buyer upon completion of KPMG’s audit or review.

(b)             No later than the later of (x) 60 days after the Closing Date and (y) 30 days after Seller has notified Buyer of the completion of KPMG’s audit or review (as contemplated by Section 2.06(a)), Buyer will prepare and deliver, or cause to be prepared and delivered, based on the Closing Accounts, to Seller:

(i)          a statement setting forth Buyer’s good faith calculation (prepared in accordance with the Illustrative Calculations, the Transaction Accounting Principles and the applicable definitions set forth in this Agreement) of:

(A)            Net Working Capital (“Closing Net Working Capital”),

(B)            the aggregate amount of all Indebtedness (“Closing Indebtedness”),

(C)            the aggregate amount of Cash of the Company Group (“Closing Cash”), and

(D)            all Transaction Expenses that were accrued or due by the Company Group and remained unpaid as of the Closing (“Closing Transaction Expenses”),

in each case calculated as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date, except for Closing Transaction Expenses, without giving effect to the Transactions; provided that Tax items in Closing Indebtedness shall be calculated as of 11:59 p.m. (New York time) on the Closing Date;

(ii)         Buyer’s calculation of the Closing Net Working Capital Adjustment Amount; and

(iii)        on the basis of the foregoing, a calculation of the Closing Cash Purchase Price (together with the items referred to in clauses (i) and (ii) above, the “Final Closing Statement”), which shall be prepared in accordance with the Illustrative Calculations, the Transaction Accounting Principles and the applicable definitions set forth in this Agreement.

If for any reason Buyer fails to deliver the Final Closing Statement in accordance with this Section 2.06, then the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.05 shall be considered for all purposes of this Agreement the Final Closing Statement, from which Seller shall have all of its rights pursuant to this Section 2.06 with respect thereto, including without limitation, the right to dispute such calculations as set forth in Section 2.06(d) through Section 2.06(i).

(c)             The Final Closing Statement, Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash shall be prepared in accordance with the Illustrative Calculations, the Transaction Accounting Principles and the definitions of the defined terms used in this Section 2.06; provided, however, that:

(i)          the Final Closing Statement (and any amounts included therein) shall reflect no increase in any accrual, provision, write-off or reserve unless such increase is consistent with the Transaction Accounting Principles;

(ii)         except as set forth in the following clause (iii), the Final Closing Statement (and any amounts included therein) shall not give effect to the consummation of the transactions contemplated by this Agreement, including any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or, after the Closing, any other action or omission by Buyer or any of the Company Group (excluding, with respect to the Company Group, as relates to any obligation arising prior to the Closing and not reflected in the Preliminary Closing Statement);

(iii)        the Final Closing Statement (and any amounts included therein) shall not reflect any expense or liability for which Buyer is responsible under this Agreement; and

(iv)        in the event of any inconsistency between the Transaction Accounting Principles and the Illustrative Calculations, the Transaction Accounting Principles shall prevail.

Notwithstanding anything to the contrary in this Agreement, the calculations to be made pursuant to Section 2.05, and the purchase price adjustment to be made pursuant to this Section 2.06, shall (x) be intended to give effect to the arithmetic difference between the items in the Preliminary Closing Statement and the Final Closing Statement, all of which shall be determined in accordance with the Illustrative Calculations and the Transaction Accounting Principles without regard to any differences from IFRS and (y) except as provided in the Transaction Accounting Principles, be based on facts, circumstances and information available as they exist prior to the Closing and shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring on or after the Closing. Neither Section 2.05 nor Section 2.06 is intended to be used to adjust for claims that may be made with respect to the Balance Sheet or any inconsistencies or questions of interpretation between the Balance Sheet or the Transaction Accounting Principles, on the one hand, and IFRS, on the other.

(d)             If Seller disagrees with any of Buyer’s calculations contained in the Final Closing Statement prepared pursuant to Section 2.06(b), Seller may, within 30 days after delivery of the Final Closing Statement in accordance with Section 2.06(b), deliver a notice in writing (a “Notice of Disagreement”) to Buyer disagreeing with the Final Closing Statement and any calculations included therein. Any such Notice of Disagreement shall specify in reasonable detail the particulars of those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 2.06(b).

(e)             If a Notice of Disagreement shall be duly delivered pursuant to Section 2.06(d), Buyer and Seller shall, during the 15 days following such delivery (or such longer period as they may mutually agree), use their respective reasonable best efforts to reach agreement with respect to any calculations contained in the Final Closing Statement. Any disputed items resolved in writing between Buyer and Seller within such 15-day period shall be final and binding with respect to such items, and if Buyer and Seller agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.

(f)             If Buyer and Seller are unable to reach such agreement during such 15-day period, then any such remaining disagreements (such remaining disagreements, the “Disputed Matters”) shall be submitted promptly by Buyer and Seller (along with their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses) to Ernst & Young LLP or, if such firm is unwilling or unable to serve, such other independent accounting firm of internationally recognized standing as may be mutually selected by Buyer and Seller (the “Accounting Referee”), to review this Agreement and the Disputed Matters for the purpose of calculating the Purchase Price. In making such calculation, the Accounting Referee shall be bound by the terms of this Agreement, including the definitions of Purchase Price, Closing Cash, Closing Net Working Capital, Closing Net Working Capital Adjustment Amount and the terms of this Section 2.06, shall consider only the Disputed Matters and shall not assign a value to any Disputed Matter greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Referee’s determination of any Disputed Matter shall be based solely on written materials, presentations and arguments submitted and/or made by Buyer and Seller, and shall not be based on an independent review.

(g)             Each party shall promptly make available to the other party any and all submissions provided to the Accounting Referee in connection with the Accounting Referee’s review and calculation. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation, which report shall be final and binding upon Buyer and Seller. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Net Working Capital Adjustment Amount and Closing Cash Purchase Price are finally determined in accordance with this Section 2.06 is hereinafter referred to as the “Determination Date.” Notwithstanding the foregoing, Seller and Buyer shall use their commercially reasonable efforts to cause the Accounting Referee to render a written decision resolving the Disputed Matters within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Referee in accordance with Section 11.06. In acting under this Agreement, the Accounting Referee will be entitled to the privileges and immunities of an arbitrator.

(h)             The cost of any dispute resolution pursuant to this Section 2.06, including the fees and expenses of the Accounting Referee in connection with such review and report, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Accounting Referee, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Referee at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(i)             The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Cash Purchase Price (as finally determined in accordance with this Section 2.06) minus the Estimated Closing Cash Purchase Price. The Adjustment Amount shall be paid in accordance with Section 2.06(j).

(j)             Promptly following the Determination Date, and in any event within three Business Days of the Determination Date:

(i)            If the Adjustment Amount is a positive number or zero (such amount, the “Increase Amount”), then the Cash Consideration shall be increased by an amount equal to the Increase Amount and Buyer shall pay Seller the Increase Amount (if any) in immediately available funds by wire transfer to the account or accounts designated by Seller in writing.

(ii)            If the Adjustment Amount is a negative number (the absolute value of such amount, the “Decrease Amount”), then the Cash Consideration shall be reduced by an amount equal to the Decrease Amount and Seller shall pay or cause to be paid to Buyer the Decrease Amount (if any) in immediately available funds by wire transfer to the account or accounts designated by Buyer in writing.

Section 2.07.        Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any payment under this Agreement under the Code, and the rules and regulations promulgated thereunder or any provision of state, local, or foreign Tax Law. To Buyer’s and Seller’s knowledge, under applicable Tax law in effect on the date hereof and assuming that Seller delivers the statement contemplated by Section 2.04(a)(v), no amount would be required to be deducted and withheld from the payment of the Purchase Price hereunder. If Buyer determines that Tax withholding is required pursuant to this Section 2.07 then, except with respect to compensatory payments or as a result of the failure to provide the statement contemplated by Section 2.04(a)(v), Buyer shall (i) provide notice thereof to the Seller promptly following such determination, which notice shall include the applicable authority under which withholding is required, and (ii) give the Seller reasonable opportunity to provide forms or other certifications to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

Section 3.01.        Existence and Power. Each of the Company Group and Seller is an entity duly organized, validly existing and to the extent such concept exists in such entity’s jurisdiction of formation, in good standing under the laws of its jurisdiction of formation as set forth on Section 3.01 of the Seller Disclosure Schedule and has all corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company Group is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.02.        Corporate Authorization.

(a)             The execution and delivery by Seller and performance by Seller of this Agreement and the consummation of the Transactions within are Seller’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action on the part of Seller. No other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the Transactions.

(b)             Seller has Made Available to Buyer a complete and correct copy of the Company Group’s Organizational Documents. The Company Group’s Organizational Documents are in full force and effect. No member of the Company Group is in violation of any of the provisions of their respective Organizational Documents.

(c)             This Agreement constitutes a valid, binding and enforceable agreement of Seller, and, each of the other Transaction Agreements, when executed and delivered by Seller, will constitute a valid and binding agreement of Seller, subject, in the case of enforceability, to laws of general application relating to bankruptcy, insolvency, moratorium and similar Applicable Laws affecting creditors’ rights generally and the relief of debtors and subject, as to enforceability, to equitable remedies (collectively, the “Enforceability Exception”).

Section 3.03.        Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions requires no consent, notice, permit, authorization, license, waiting period, or other action by or in respect of, or filing with, any Governmental Authority, other than:

(a)             compliance with any applicable requirements of the HSR Act;

(b)             the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth on Section 3.03 of the Seller Disclosure Schedule; and

(c)             any actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04.        Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions do not and will not:

(a)             conflict with or violate the Organizational Documents of Seller or the Company Group;

(b)             assuming compliance with the matters referred to in Section 3.03, conflict with or violate any Applicable Law by which any property or asset of the Company Group is bound;

(c)             result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent or opinion of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company Group or Seller pursuant to any Permit or Contract to which the Company Group is a party by which the Company Group or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected; or

(d)             result in the creation or imposition of any Lien on the Shares or any property, asset or right of the Company Group, except for any Permitted Encumbrances;

and with such exceptions, in the case of clause (d), as would not be material to the Company Group taken as a whole.

Section 3.05.        Capitalization. Except for the authorized, issued and outstanding Equity Interests of the Company, which are accurately and completely described in Section 3.05 of the Seller Disclosure Schedule, there are no authorized, issued or outstanding Equity Interests of the Company. Each outstanding Equity Interest is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid Equity Interests have been offered, sold, and delivered by the Company in compliance with Applicable Law. Except as set forth on Section 3.05 of the Seller Disclosure Schedule and except for rights granted to Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries or Seller, in each case, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Equity Interest of the Company. No Equity Interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Company’s Organizational Documents, or any Contract to which the Company, and any of its Subsidiaries or Seller is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.06.        Subsidiaries.

(a)             Except as set forth on Section 3.06(a) of the Seller Disclosure Schedule, none of the Company Group (i) owns or controls, directly or indirectly, any Equity Interests in any other Person, (ii) has any Subsidiaries other than (A) SpotX Limited, (B) SpotX Australia Pty Ltd, (C) SpotX Singapore Pte. Ltd. and (D) SpotX Japan G.K, (iii) controls any Person or (iv) is under any current or prospective obligation to form or participate in capital contribution or other investment in any Person.

(b)             Except for the authorized, issued and outstanding Equity Interests of the Company Subsidiaries, which are accurately and completely described in Section 3.06(b) of the Seller Disclosure Schedule, there are no authorized, issued or outstanding Equity Interests of any Company Subsidiary. Each outstanding Equity Interest is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid Equity Interests have been offered, sold and delivered by the applicable Company Subsidiary in compliance with Applicable Law. Except as set forth on Section 3.06(b) of the Seller Disclosure Schedule and except for rights granted to Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries or Seller, in each case, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Equity Interest of any Company Subsidiary. No Equity Interests of any Company Subsidiary have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, any Company Subsidiary’s Organizational Documents, or any Contract to which the Company, any of its Subsidiaries or Seller is a party or by which the Company or any of its Subsidiaries is bound. All Equity Interests of the Company Subsidiaries are duly authorized and validly issued and owned beneficially and of record by the Company or one of its Subsidiaries.

Section 3.07.        Financial Statements.

(a)             True and complete copies of the audited combined balance sheet as of December 31, 2019 and the related audited combined statements of income and cash flows of the Company Group for the year ended December 31, 2019, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”) are attached hereto on Section 3.07(a) of the Seller Disclosure Schedule. The Audited Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company Group; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto); and (iii) fairly present the combined financial position and combined results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)             The Balance Sheet and the related unaudited interim statements of income for the nine months ended September 30, 2020 (the “Management Accounts”) of the Company Group are attached hereto on Section 3.07(b) of the Seller Disclosure Schedule and fairly present in all material respects, in conformity with IFRS, applied on a consistent basis, the combined financial position of the Company Group as of the dates thereof and its combined results of operations for the period then ended (subject to year-end adjustments that will not, individually or in the aggregate, be material and the absence of notes).

(c)             The books of account and financial records of the Company Group represent actual, bona fide transactions, have been maintained in accordance with sound business practices, including the maintenance of reasonable internal accounting controls, and have been prepared and are maintained in accordance with IFRS.

(d)             Except as otherwise disclosed in the Financial Statements or as required by GAAP, since December 31, 2019, the Company has not made any material change in any method of accounting, accounting practice or policy or any internal control over financial reporting.

Section 3.08.        Ownership of the Shares.

(a)             Seller is the sole record and beneficial owner of the Shares, and will transfer and deliver to Buyer at the Closing valid title to the Shares, free and clear of any Lien. Except for the Shares, Seller does not own (either legally, of record or beneficially), or have any interest in or right to acquire, any Equity Interests of the Company.

(b)             There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Shares or any securities or obligations exercisable or exchangeable for, or convertible into, the Shares, or any “tag-along”, “drag-along” or similar rights with respect to the Shares. Except for this Agreement, Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Shares.

Section 3.09.        Absence of Certain Changes.

(a)             Since the Balance Sheet Date, (i) the business of the Company Group, taken as a whole, has been conducted in the Ordinary Course of Business, (ii) there has not been any event, occurrence, change, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty materially affecting any of its material properties or assets, whether or not covered by insurance;

(b)             Since the Balance Sheet Date, there has not been any action taken by the Company Group that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s written consent, would constitute a breach of any of the covenants set forth in Section 5.01.

Section 3.10.        No Undisclosed Liabilities.

(a)             None of the Company Group has any liability or obligation of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by IFRS to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except:

(i)         liabilities specifically shown, accrued or reserved against in the Balance Sheet;

(ii)        liabilities related to or arising under any Contract to which a member of the Company Group is a party (excluding any liability for breach of any Contract);

(iii)        liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date; or

(iv)        other undisclosed liabilities which are not, individually or in the aggregate, material to the Company Group, taken as a whole.

(b)

(i)         There are no liabilities of the Company Group with respect to the acquisition of Yospace Enterprises Limited by SpotX Limited, which occurred on or around February 1, 2019, and

(ii)        true and complete copies of (A) the Yospace Carveout Agreement and (B) the Yospace License Agreement have been provided to Buyer.

Section 3.11.        Material Contracts.

(a)             Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound (including the applicable subsection(s) to which such Contract is responsive) that fall within the following categories and existing as of the date hereof (collectively, the “Material Contracts”):

(i)          any Real Property Lease or other Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $250,000;

(ii)         any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other tangible assets that involves either (A) annual payments by the Company Group of $250,000 or more or (B) aggregate payments by the Company Group of $500,000 or more, in each case that cannot be terminated on not more than 30 days’ notice without payment by the Company Group of any material penalty or other further payment;

(iii)        any sales, distribution or other Contract or series of Contracts (including Contracts with any publisher or buyer client) with providing for the sale by the Company Group of materials, supplies, goods, services, equipment or other tangible assets that involves annual payments to the Company Group of $500,000 or more;

(iv)       any partnership, profit sharing, joint venture or other similar Contract or arrangement, excluding Contracts with customers of the Company Group entered into in the Ordinary Course of Business;

(v)        any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company Group has material continuing obligations following the date of this Agreement;

(vi)       any obligor or guarantor Contract relating to or evidencing Indebtedness, including any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan to or capital contribution or other investment in, or assumed or guaranteed any liability or obligation of, any Person (other than another member of the Company Group);

(vii)      any Contract that limits the freedom of the Company Group to compete in any line of business or with any Person or in any area or during any period of time, or that restricts the right of the Company Group to sell to or purchase from any Person or in any area;

(viii)     any Contract that contains an exclusivity, requirements or similar provision binding on any of Company Group;

(ix)        any Contract containing “most favored nation” provisions or other preferential pricing terms;

(x)         any Contract with a Governmental Authority;

(xi)        any agreement pursuant to which the Company grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for standard, non-exclusive, commercially available “off-the-shelf” software that are generally available on nondiscriminatory pricing terms, which have an aggregate annual cost of USD250,000 or less and (B) non-exclusive licenses granted to customers of the Company in the Ordinary Course of Business (each agreement contemplated by this clause (xi), an “IP License”);

(xii)       any employment or severance agreement that is not terminable at-will by the Company Group pursuant to which the Company Group has continuing obligations as of the date hereof with any executive officer or other employee at the vice president level or above;

(xiii)      any agreement memorializing a Transaction Bonus;

(xiv)      any Collective Bargaining Agreement;

(xv)       any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $250,000 pursuant to which the Company Group has material continuing obligations following the date of this Agreement;

(xvi)      any Contract containing confidentiality clauses other than standard provisions contained in commercial Contracts entered into in the Ordinary Course of Business or the Company Group’s standard confidentiality agreements entered into in the Ordinary Course of Business; and

(xvii)     any Contract relating to settlement of any material Actions within the past five years.

(b)             Each Material Contract is a legal, valid, enforceable and binding agreement and is in full force and effect, and will continue to be in full force and effect immediately following the Closing Date. Neither the Company or any of its Subsidiaries, nor, to Seller’s knowledge, any other party thereto is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor has Seller, the Company or any of its Subsidiaries received any written claim of any such breach, violation or default. Seller has Made Available to Buyer true and complete copies of all Material Contracts, including any amendments thereto. Neither Seller nor any of its Affiliates (excluding the Company Group) is party to any Contract that relates to the business of the Company and that, if the Company Group were party thereto, would be a Material Contract hereunder or that, if such Contract is not to be transferred or assigned to the Company Group prior to the Closing, is material to the business of the Company Group.

Section 3.12.        Litigation.

(a)             There is no Action that has been initiated, and to Seller’s knowledge, no Person has threatened to commence any Action, against Seller, that (i) relates to the Shares; or (ii) challenges, or that would have the effect of preventing, materially delaying or making illegal the consummation of the Transactions.

(b)             Except as set forth on Section 3.12 of the Seller Disclosure Schedule, there is no, and in the past three years there has been no, Action pending or, to the knowledge of Seller, threatened against the Company Group, or any property or asset of the Company Group, or any of the directors, officers or employees of the Company Group in regards to their actions as such that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. As of the date hereof, there is no Action pending or, to the knowledge of Seller, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Seller, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the Transactions. There is no, and in the past three years there has been no, Action by the Company Group pending, or that the Company Group has commenced preparations to initiate, against any other Person that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

Section 3.13.        Compliance with Laws; Permits.

(a)             Seller and the Company Group are and have been in compliance in all material respects with all Applicable Laws (including applicable COVID-19 Measures). None of Seller, the Company Group, or any their executive officers has received during the past three years, any material written notice, order, complaint or other communication from any Governmental Authority or any other Person that Seller or the Company Group is not in compliance with any Applicable Law.

(b)             The Company or a Company Subsidiary holds all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company Group to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (collectively, “Permits”), except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company Group. The Company Group is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of Seller, threatened which would be reasonably expected to result in the revocation or termination of any such Permit that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. The Company Group will continue to have the use and benefit of all material Permits following consummation of the Transactions. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company Group.

Section 3.14.        Properties.

(a)             None of the Company Group owns or has ever owned any real property.

(b)             Section 3.14(b) of the Seller Disclosure Schedule sets forth a list of all leases of real property (each, a “Real Property Lease”) pursuant to which the Company Group leases, subleases, licenses or otherwise occupies real property (such real property, the “Leased Real Property”) as of the date of this Agreement. The Company has valid leasehold title in all Leased Real Property, free and clear of all Liens and encumbrances other than Permitted Encumbrances. To the knowledge of Seller, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Seller, has any such condemnation, expropriation or taking been proposed. All Real Property Leases are in full force and effect, and there exists no material default under any such lease by the Company Group or, to Seller’s knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company Group or, to Seller’s knowledge, any other party thereto. Each Real Property Lease is valid and binding on the parties thereto and enforceable in accordance with its terms (subject to the Enforceability Exception). Seller has Made Available to Buyer a copy of each Real Property Lease, and all amendments thereto.

Section 3.15.        Intellectual Property.

(a)             Section 3.15(a) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of all Company Intellectual Property Rights registered or applied for before a Governmental Authority or domain name registrar (“Registered Company Intellectual Property Rights”). The Company Group is the owner of all right, title and interest in, to and under the Company Intellectual Property Rights, free and clear of all Liens (other than Permitted Encumbrances). The Company (or another member of the Company Group) is the registered holder of all Internet domain names set forth on Section 3.15(a) of the Seller Disclosure Schedule and, in each case, the administrative contact of record for such Internet domain name registration is a current employee of the Company Group. Each item of material Registered Company Intellectual Property Rights is valid and subsisting and is not subject to any taxes, fees or unpaid filing or maintenance fees. In addition to the Company Intellectual Property Rights, the Company Group has a valid and enforceable license or right to use all other material Intellectual Property Rights used by the Company Group or necessary for the operation of the business of the Company Group as currently conducted.

(b)             Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule, to the knowledge of Seller, no third party is infringing upon, misappropriating, diluting or otherwise violating any Company Intellectual Property Rights or Intellectual Property Rights exclusively licensed to the Company Group.

(c)             Except as set forth on Section 3.15(c) of the Seller Disclosure Schedule, none of the material Registered Company Intellectual Property Rights (i) has lapsed, expired or been abandoned or (ii) is the subject of any opposition, interference, cancellation, validity challenge or other proceeding (other than routine office actions) before any Governmental Authority.

(d)             Section 3.15(d) of the Seller Disclosure Schedule contains a true and complete list of all IP Licenses in effect as of the date of this Agreement. The Company has made available to the Buyer true and correct copies of all IP Licenses and the Company’s standard forms of outbound license agreements for customers and end users (“Standard Forms”). Except as set forth in Section 3.15(d) of the Seller Disclosure Schedule, the transactions contemplated by this Agreement will not result in a material breach, right to terminate, or loss or reduction in rights or licenses under any IP License. The Intellectual Property Rights licensed to the Company Group pursuant to each IP License shall be available for use immediately after the Closing Date on identical terms and conditions to those under which the Company Group used such Intellectual Property Rights immediately prior to the Closing Date. Except for the IP Licenses, the Company’s Standard Forms and any Permitted Encumbrances, the Company has not assigned, licensed, sublicensed, encumbered or otherwise transferred any right under any material Company Intellectual Property Rights or material Intellectual Property Rights exclusively licensed to the Company by any third party.

(e)             To the knowledge of Seller, the conduct of the business of the Company Group as currently conducted, including the exploitation of products, data, services and software by the Company Group, does not currently infringe, misappropriate, dilute or violate the Intellectual Property Rights of any third party. Except as set forth in Section 3.15(e) of the Seller Disclosure Schedule, since January 1, 2018, there has been no charge, complaint, claim, demand, notice or threat made to the Company Group in writing (i) alleging any interference, infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any third party by the Company Group or in connection with the Company’s conduct of its business (including any claim that the Company Group must license or refrain from using any Intellectual Property Rights of any third party) or (ii) concerning the Company’s use or ownership of any material Intellectual Property Rights or challenging or questioning the validity or enforceability of any material Company Intellectual Property Rights or material Intellectual Property Rights exclusively licensed to the Company Group.

(f)             The Company has taken actions reasonably necessary to prevent the unauthorized disclosure or use of the Trade Secrets included in the Company Intellectual Property Rights and confidential information used or held for use by the Company. To the knowledge of Seller, there has been no unauthorized disclosure of any Trade Secrets included in the Company Intellectual Property Rights or confidential information used or held for use by the Company. Except as set forth on Section 3.15(f) of the Seller Disclosure Schedule, (i) all current and former employees and contractors of the Company Group who contributed to the creation of any material Intellectual Property Rights in connection with their duties for or engagement with the Company have executed Contracts, which to the knowledge of the Seller are valid and enforceable, that assign to the Company Group all of such Person’s respective rights, title and interests in, to and under such Intellectual Property Rights and includes customary confidentiality obligations binding on such employees and contractors and (ii) no current or former employee or contractor of the Company Group holds or retains any right, title or interest in or to any material Company Intellectual Property Rights.

(g)             None of the material software owned by or exclusively licensed to the Company Group, and no product or service marketed, licensed, sold, distributed or otherwise provided by or on behalf of the Company Group to a third party, is subject to any contract that would require the Company Group to divulge to any third party any source code or Trade Secret included in the Company Intellectual Property Rights or license any such software under an Open Source Software license. The Company Group has not (i) disclosed the source code of its material proprietary software to any third party or (ii) entered into any agreement to deposit such source code into an escrow account.

(h)             To the knowledge of Seller, there are, and since January 1, 2018, have been, no material defects, technical concerns or technical problems (collectively, “Technical Deficiencies”) in any of the products, services or software offered by the Company Group that would prevent the same from performing in all material respects in accordance with their user specifications or functionality descriptions.

(i)             The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the immediate and anticipated future needs of the Company’s business. The Company Group has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company Group (and the Company Group does not permit such individuals to use devices in connection with the Company’s business that are not monitored by the Company Group), (ii) that provide monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. All such plans and procedures have been proven effective upon testing in all material respects, and, to the knowledge of Seller, in the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j)             The Company Group has implemented commercially reasonable procedures to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including by implementing commercially reasonable procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data. To the knowledge of Seller, there is no Malicious Code in any of the material software owned or used by the Company Group or the Business Systems, and the Company Group has not since January 1, 2018 received any written complaints from any customers or end users related to any Malicious Code or Technical Deficiencies.

Section 3.16.        Employee Benefit Plans.

(a)             Section 3.16(a) of the Seller Disclosure Schedule lists each material Company Plan. For each material Company Plan, Seller has made available to Buyer a copy of such plan, all amendments thereto and each of the following to the extent applicable: (i) the three most recently filed annual returns/reports (Form 5500); (ii) all trust agreements, insurance contracts or other funding arrangements; (iii) all correspondence relating to the Company Plans with the IRS, Department of Labor or any other Governmental Authority; (iv) all current employee handbooks and policies; and (v) if such plan is a Foreign Plan, documentation and information comparable to the documentation and information described in the immediately preceding clauses (i) to (iv).

(b)             None of the members of the Company Group sponsors, maintains or contributes to or has any liability with respect to, and none of the member of the Company Group, during the past six (6) years, has sponsored, maintained, contributed to or had any liability with respect to, any plan that is (i) subject to Title IV of ERISA, including any Multiemployer Plan; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c)             Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Each trust created under any such Company Plan is exempt from Taxes under Section 501(a) of the Code and has been so exempt since its creation. Seller has made available to Buyer a copy of the most recent favorable determination or opinion letter from the IRS for each Company Plan that is intended to be qualified under Section 401(a) of the Code.

(d)             Each Company Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that would not, individually or in the aggregate, be material to the Company Group.

(e)             No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to Seller’s knowledge, is threatened against or threatened to involve, any Company Plan before any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(f)             All contributions, premiums and payments that are due have been made for each Company Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Balance Sheet or disclosed in the notes thereto.

(g)             No Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Employee or current or former director, consultant or other individual service provider of the Company Group (other than coverage mandated by Applicable Law, including COBRA).

(h)             Other than the Transaction Bonuses, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will entitle any current or former Company Employee or current or former director, consultant or other individual service provider of the Company Group to any payment or benefit or accelerate the time of payment or vesting of any compensation or benefits.

(i)             Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(j)             Any Company Plan and any award thereunder that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, has been operated in compliance with, and each member of the Company Group has complied in practice and operation with, all applicable requirements of Section 409A of the Code, except for failures to comply that would not, individually or in the aggregate, be material to the Company Group.

(k)             None of the Company Group has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Employee for any Tax incurred by such Company Employee, including under Section 409A, 457A or 4999 of the Code.

(l)             No Company Employee or director, consultant or other individual service provider of the Company Group participates in, or is eligible to receive payments or benefits under, a Seller Plan. No current employee of Seller or its Affiliates (other than the Company Group) or current director, consultant or other individual service provider of Seller or its Affiliates (other than the Company Group) participates in, or is eligible to receive payments or benefits under, any Company Plan. No Company Plan and none of the members of the Company Group have any direct or indirect liability with respect to any Seller Plan.

Section 3.17.        Labor and Employees.

(a)             Section 3.17(a) of the Seller Disclosure Schedule sets forth the following information for each Company Employee: (i) name or employee identification number; (ii) title; (iii) hire date; (iv) location; (v) annual salary; (vi) current annual bonus potential; (vii) whether classified as exempt or non-exempt under the Fair Labor Standards Act (or any comparable designation under Applicable Law); (viii) whether active or on leave, and, if on leave, nature of leave and expected return date; and (ix) whether full-time or part-time.

(b)             All individuals characterized and treated by the Company Group or engaged to perform personal services on behalf of the Company Group as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws, and all Company Employees classified as exempt under all Applicable Laws are properly classified.

(c)             None of the Company Group is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. The consent or consultation or rendering of advice by any labor union or trade union or works council or any other employee body is not required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (including, but not limited to, the Yospace Carveout Agreement).

(d)             There is no labor strike, slowdown or stoppage pending or, to Seller’s knowledge, threatened against or affecting the Company Group.

(e)             The Company Group is, and since January 1, 2018 has been in material compliance with WARN and has no material liabilities or other obligations thereunder.

(f)             No employee layoff, facility closure or shutdown (whether voluntary or pursuant to Applicable Laws), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Applicable Laws, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

(g)             The Company Group is in compliance with, and has been in compliance with for the prior three (3) years, all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, except for failures to comply that would not, individually or in the aggregate, be material to the Company Group.

Section 3.18.        Environmental Matters. Except as to matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole:

(a)             The Company Group (i) is, and for the past five years, has been in compliance in all respects with all applicable Environmental Laws and has obtained and are and, at all times during the past five years, has been in compliance in all respects with all Environmental Permits and (ii) has not released, disposed or arranged for the disposal of, exposed any Person to, or owned or operated any property or facility contaminated by, any substances to as to give rise to any material liabilities under Environmental Laws.

(b)             Neither Seller nor any member of the Company Group has received any written claims or notices alleging any violation of or liability pursuant to any Environmental Law pending or, to the knowledge of Seller, threatened against the Company Group.

Section 3.19.        Taxes.

(a)             All material Tax Returns required to filed by or with respect to the Company and its Subsidiaries have been timely filed and all such Tax Returns are true, complete, and correct in all material respects. All material Taxes required to be paid by or in respect of the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full.

(b)             The unpaid Taxes of each member of the Company Group for periods (or portions thereof) ending on or prior to the Balance Sheet Date do not exceed the accruals for current Taxes included in the Balance Sheet (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no material amount of unpaid Taxes of the Company or any of the Company Subsidiaries has been incurred since the Balance Sheet Date other than in connection with the Carveout Transaction or in the ordinary course of business of the Company and the Company Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(c)             Each member of the Company Group has complied in all material respects with all Applicable Laws relating to Tax information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(d)             Each member of the Company Group has timely withheld and paid in full to the appropriate Governmental Authority all material amounts required to have been withheld and paid under Applicable Law in connection with amounts paid or owing to any employee, independent contractor, equity interest holder, lender, customer, or other third party.

(e)             There are no pending audits, examinations, investigations or proceedings by any Tax Authority or any other proceeding with respect to a material amount of Taxes or material Tax Returns of any member of the Company Group, and no such audits, examinations, investigations or other proceedings have been proposed in writing or, to the knowledge of the Seller, otherwise threatened by any Tax Authority.

(f)             No deficiency for any material amount of Tax has been asserted or assessed by any Tax Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or withdrawn or is not being contested in good faith in appropriate proceedings.

(g)             No member of the Company Group has extended any statute of limitations period in respect of material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver).

(h)             Within the past two (2) years, none of the members of the Company Group has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i)             Other than with respect to a Tax Return for which the statute of limitations has expired (giving effect to any waiver, extension or mitigation thereof), none of the members of the Company Group:

(i)            has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the affiliated group of which Fremantle Productions North America, Inc. is the common parent), or

(ii)            has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. income Tax law) or as a transferee or successor, by contract (other than Customary Agreements).

(j)             No member of the Company Group has “participated” in, or been a party to, any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

(k)             No claim has ever been made to the Company or any of the Company Subsidiaries by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to Taxes or to a requirement to file Tax Returns in that jurisdiction.

(l)             There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

(m)             No member of the Company Group is, or has ever been, a party to, or bound by, any agreement or arrangement relating to the sharing, indemnification or allocation of Tax liabilities (or any similar agreement or arrangement) between or among Persons (excluding any agreement with customers, vendors, lenders, lessors or the like in each case, entered into in the ordinary course of business and the primary subject of which does not relate to Taxes (a “Customary Agreement”)). All members of the Company Group have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement.

(n)             No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date, other than any such amount received or accrued in the ordinary course of business; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vi) gain recognition agreement under Section 367 of the Code.

(o)             No election has been made under Section 965(h) of the Code with respect to the Company or any of its Subsidiaries to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code.

(p)             No member of the Company Group has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) under any legislation or executive order enacted or issued in response to COVID-19, (iii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, and (iv) received (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act received) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(q)             Notwithstanding any other provision of this Agreement (including any other provision of this Section 3.19),

(i)            No representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) on or of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company after the Closing Date, and

(ii)            the representations and warranties contained in Section 3.16 (to the extent related to Taxes) and this Section 3.19 constitute the sole and exclusive representations and warranties relating to any Tax, Tax Return or Tax matter of the Company and no other representations or warranties in this agreement shall be deemed to apply to any Tax, Tax Return or Tax matter.

Section 3.20.        Finders’ Fees. Except for J.P. Morgan Securities plc (the fees and expenses of which will be paid in their entirety by Seller), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company Group who might be entitled to any fee or commission from the Company Group in connection with the Transactions.

Section 3.21.        Online Marketing. To the knowledge of Seller, none of the Company Group has violated in any material respect any Applicable Law or search engine, social media site, or other website terms of use or policies related to advertising, marketing, keywords, and email promotions (including any Applicable Laws relating to “spam” email), search engine optimization or other methods for promoting the business of the Company Group, nor has the Company Group been subject to any material penalties (including any penalties imposed by search engines or social media sites) related to any of the foregoing.

Section 3.22.        Accounts Receivable; Accounts Payable.

(a)             Except as would not be material to the Company Group, taken as a whole, all accounts receivable reflected on the Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as would not be material to the Company Group, taken as a whole, there is no contest, claim or right of set-off under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and, to the Seller’s knowledge, no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor.

(b)        Except as would not be material to the Company Group, taken as a whole, All accounts payable and notes payable by the Company Group to third parties have arisen in the Ordinary Course of Business and no such account payable or note payable is delinquent more than 180 days in its payment as of the date of this Agreement.

Section 3.23.        Title to and Sufficiency of Assets.

(a)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Balance Sheet or acquired in the Ordinary Course of Business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the Ordinary Course of Business.

(b)        The assets owned or leased by the Company Group constitute all of the assets necessary for the Company Group to carry on its businesses in substantially the same manner in all material respects as currently conducted and as proposed to be conducted.

(c)        This Section 3.23 does not relate to real property or interests in real property, such items being the subject of Section 3.14, or to Intellectual Property Rights, such items being the subject of Section 3.15.

Section 3.24.        Affiliate Interests and Transactions. Section 3.24 of the Seller Disclosure Schedule sets forth a complete and correct list of all Related Party Contracts or, where no Contract exists, a summary description of material services, information, assets, properties or support provided to or received from the Company Group without a Contract that, if provided pursuant to a Contract, would be a Related Party Contract (including relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

Section 3.25.        Insurance. Seller has Made Available to Buyer true and correct copies of all material casualty, directors and officers liability, general liability, product liability and all other material types of insurance policies maintained with respect to the Company Group. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company Group has not received written notice of, nor to the knowledge of Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Section 3.25 of the Seller Disclosure Schedule lists all material claims currently pending under any such policy.

Section 3.26.        Customers. Section 3.26 of the Seller Disclosure Schedule sets forth a true and complete list of (i) the top 10 (A) publisher Contracts (measured by revenue earned to the Company Group) and (B) buyer Contracts (measured by gross spend) of the Company Group in each of the past two calendar years and (ii) the name of the applicable counterparty to each such Contract (the counterparties to such Contracts described in the foregoing clauses (i)(A) and (i)(B), collectively, the “Top Customers”). The Company Group has not received any written notice that any Top Customer (1) has ceased or substantially reduced, or will cease or substantially reduce, use, offer or resale of products or services of the Company Group, or (2) has sought, or is seeking, to materially change the terms upon which it receives, offers or resells the products or services of the Company Group. None of the Top Customers has threatened in writing to take any action described in the preceding sentence as a result of the consummation of the Transactions. Since January 1, 2018, the Company Group has not charged any buyer fees, “open market participation fees” or any other hidden fees.

Section 3.27.        Data Protection; Privacy.

(a)        The Company Group is, and from January 1, 2018 has been, in compliance in all material respects with all Privacy and Information Security Requirements.

(b)        The Company Group has taken and maintains commercially reasonable steps (including implementing and monitoring compliance with appropriate technical, administrative and physical security measures) to protect Personal Information collected or stored by the Company Group against a Data Security Breach and any other unauthorized or unlawful Processing in violation of Applicable Law.

(c)        To the knowledge of Seller, since January 1, 2018, there has been no material Data Security Breach or material unauthorized or unlawful Processing of Personal Information in violation of Applicable Law:

(i)         by the Company Group; or

(ii)        by any third party to whom the Company Group has disclosed or otherwise made available Personal Information (including Processors acting on behalf of the Company Group).

(d)        There are no material unsatisfied written requests from any Person to the Company Group seeking to limit the Company Group’s Processing of Personal Information, or to exercise their rights or to seek the Company Group’s performance under any Privacy and Information Security Requirement (such as to exercise rights to access, rectify, or delete Personal Information, or to restrict Processing of or object to Processing of Personal Information, or to data portability).

(e)        The Company Group has since January 1, 2018 complied in all material respects with all requirements to notify, register with, or pay fees to Governmental Authorities in relation to the Processing of Personal Information that apply under a Privacy and Information Security Requirement.

(f)        The Company Group has not since January 1, 2018 received any written notice or other written communication from any Governmental Authority or self-regulatory body regarding any actual or suspected violation of, investigation (formal or informal), or failure to comply in all material respects with, any Privacy and Information Security Requirement, and neither the Company Group nor Seller has any reason to believe that any such notice or communication is imminent.

(g)        There is not currently pending, and there has not since January 1, 2018 been, any Action against the Company Group or any of its respective Processors, service providers or customers (in the case of Processors and service providers, relating to their services for the Company Group, and in the case of customers, relating to the Company Group’s products or services) alleging any violation of, or failure to comply in all material respects with, any Privacy and Information Security Requirement, and, to the knowledge of Seller, there is no reasonable basis for any such claim or Action. No disclosures in any publicly posted privacy policy and/or cookie policy of Company Group have been inaccurate, misleading, or deceptive in any material respect (including by containing any material omission). To the knowledge of Seller, none of the Company Group has Processed Personal Information collected or obtained from:

(i)         any Child;

(ii)        users of any Child-directed website, application, or service, or portion thereof; or

(iii)       any source indicating to the Company that such Personal Information relates to a Child or was collected on a Child-directed website, application, or service, or portion thereof.

(h)        None of the Company Group has Processed any Personal Information, nor transferred, instructed or permitted any third party to Process or transfer any Personal Information, outside of the European Economic Area and the UK where such Personal Information originated in the European Economic Area or the UK, except in accordance in all material respects with Applicable Law and Privacy and Information Security Requirements.

(i)        None of the Company Group has accessed or stored any information on an individual’s device without first providing (or procuring the provision of) information to the individual about such access or storage and obtaining (or procuring the obtaining of) their valid consent, except where such access or storage was reasonably necessary to provide a service explicitly requested by the individual or for the sole purpose of a transmission across a network.

Section 3.28.        No Additional Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, none of Seller, the Company Group or any of their respective Related Parties has made or is making any express or implied representation or warranty of any nature to Buyer, its Affiliates or any of their respective Related Parties, at law or in equity, with respect to matters relating to Seller, the Company Group, their respective Affiliates, Related Parties or businesses or any other matter related to or in connection with the Transactions. Without limiting the generality of the foregoing, none of Seller, the Company Group or any of their respective Affiliates, nor any of their respective Related Parties has made or is making any express or implied representation or warranty with respect to (a) any projections, estimates or budgets delivered to or Made Available to Buyer or its Affiliates or any of their respective Related Parties of future revenues, future results of operations (or any component thereof) of the Company Group or the future businesses and operations of the Company Group and (b) any other information or documents Made Available to Buyer, its Affiliates or any of their respective Related Parties with respect to the Company Group or its businesses or operations (including as to the accuracy or completeness of any such information or documents), except, in each case, as expressly set forth in this Agreement.

Section 3.29.        Securities Matters; Investigation; Non-reliance.

(a)        Seller acknowledges that the information supplied by Seller in the warranties contained herein will be relied upon by Buyer in concluding that the Stock Consideration has been issued pursuant to Section 4(a)(2) of, the Securities Act, or another exemption from the registration requirements of the Securities Act.

(b)        Seller acknowledges and agrees that the Stock Consideration has not been and will not be registered prior to the Closing under the Securities Act or under the applicable securities laws of any state or other jurisdiction, and that the relevant clearances have not been and will not be obtained from the SEC or any other Governmental Authority prior to the Closing.

(c)        Seller acknowledges that, subject to Section 5.14, unless and until the Stock Consideration is registered under the Securities Act, subject to certain exceptions, the Stock Consideration, or any part thereof, may not be offered, sold, resold, taken up, transferred, delivered or distributed, directly or indirectly, within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable securities laws of the states of the United States.

(d)        Seller is:

(i)         an “accredited investor” as defined in Rule 501(a) of Regulation D;

(ii)        not receiving the Stock Consideration as a result of any “general solicitation” or “general advertising” (as those terms are defined in Regulation D); and

(iii)       receiving the Stock Consideration for its own account with no present intention of distributing the Stock Consideration or an amount thereof, or any arrangement or understanding with any other persons regarding the distribution of such Stock Consideration, or otherwise.

(e)        Seller agrees that to ensure compliance with the restrictions referred to herein (including in Section 5.14), and acknowledges Buyer may issue appropriate “stop transfer” instructions to its transfer agent.

(f)        Seller is sufficiently aware of Buyer’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the Stock Consideration. Seller acknowledges that information regarding the Buyer is publicly available via the SEC’s website (www.sec.gov). Seller has made its own investment decision to receive the Stock Consideration based on its own knowledge and information which is publicly available, including the Buyer SEC Documents, with respect to the Stock Consideration of the Buyer, as well as the warranties given by Buyer pursuant to Article 4.

Article 4
Representations and Warranties of Buyer

Except as disclosed or reflected in the Buyer SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), Buyer represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 4.01.        Corporate Existence and Power; Capitalization.

(a)        Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.

(b)        The authorized capital stock of Buyer consists of 510,000,000 shares, of which (i) 500,000,000 are designated as Common Stock, of which 115,058,193 shares were issued and outstanding as of January 31, 2021, and (ii) 10,000,000 of which are designated as preferred stock par value $0.00001 per share of which no shares were issued and outstanding as of January 31, 2021. Except for the authorized, issued and outstanding Equity Interests of the Company, which are accurately and completely described (as of the applicable date) in the Buyer SEC Documents, there are no authorized, issued or outstanding Equity Interests of the Company.

(c)        Buyer has, and shall have at the Closing, sufficient authorized, unissued and unreserved shares of Buyer Common Stock pursuant to its Organizational Documents to issue all of the Stock Consideration, and such shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of restrictions on transfer (other than restrictions under securities laws applicable to shares issued in a private placement to an unaffiliated purchaser or arising under this Agreement) and the issuance thereof will be free of any option, call, subscription, preemptive or similar right or Liens (other than restrictions under securities laws applicable to shares issued in a private placement to an unaffiliated purchaser).

Section 4.02.        Corporate Authorization.

(a)        The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action on the part of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the Transactions,

(b)        This Agreement constitutes a valid, binding and enforceable agreement of Buyer and each other Transaction Agreement to which Buyer is a party, and when executed and delivered by Buyer, will constitute a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.

Section 4.03.        Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions requires no consent or other action by or in respect of, or filing with, any Governmental Authority other than:

(a)        compliance with any applicable requirements of the HSR Act;

(b)        the filing of applications and notices with, and receipt of approvals, licenses, or consents of, the Governmental Authorities set forth on Section 3.03 of the Seller Disclosure Schedule; and

(c)        any actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 4.04.        Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions do not and will not:

(a)        violate the Organizational Documents of Buyer;

(b)        assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any Contract binding upon Buyer; or

(c)        result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Encumbrances and with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 4.05.        Financing.

(a)        Buyer has delivered to Seller true and complete copies of executed commitment letter(s), together with any related fee letters (in the case of the fee letters, redacted solely for provisions related to pricing, fees, “flex” terms and other economic terms, none of which could affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing to be funded for the transactions contemplated by this Agreement, in each case as contemplated by such debt commitment letters in any respect) (as the same may be amended pursuant to Section 5.11, the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been terminated, reduced, withdrawn or rescinded and, to the knowledge of Buyer, no such termination, reduction, withdrawal or rescission is contemplated by any party thereto. The Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto (subject to the Enforceability Exception). There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as set forth in or contemplated by the Debt Financing Commitments.

(b)        No event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by Buyer. As of the date of this Agreement, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Debt Financing Commitments. Buyer has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments to be paid on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

(c)        Subject to the terms and conditions of the Debt Financing Commitments and subject to the satisfaction of the conditions contained in Sections 8.01 and 8.02, the aggregate proceeds contemplated by the Debt Financing Commitments, together with other cash on hand of Buyer on the Closing Date, will be sufficient for Buyer to consummate the Transactions upon the terms contemplated by this Agreement and pay all fees and expenses of or payable by Buyer in connection therewith. Buyer has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Financing Commitments) by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

(d)        There are no side letters, understandings or other agreements or arrangements of any kind relating to the Debt Financing that adversely affect the conditionality, enforceability, availability, termination or committed amount of the Debt Financing contemplated by the Debt Financing Commitments in any respect.

Section 4.06.        Solvency. Immediately after the Closing Date, and immediately after the consummation of the Transactions, assuming (a) satisfaction of the conditions to Buyer’s obligation to consummate the purchase of the Shares, or waiver of such conditions and (b) the accuracy of the representations and warranties of Seller and the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects) and after giving effect to the Transactions and payment of all related fees and expenses, Buyer and its Subsidiaries will be Solvent. For purposes of this Section 4.06, “Solvent” with respect to Buyer means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Buyer and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Buyer and its Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of Buyer and its Subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) Buyer will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) Buyer will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.07.        Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.08.        Litigation.

(a)        There is no Action that has been initiated, and to the Buyer’s knowledge, no Person has threatened in writing to commence any Action against Buyer that challenges or that would have the effect of preventing, materially delaying or making illegal the consummation of the Transaction. Neither Buyer nor any of its Subsidiaries (including any of their respective officers, directors or employees (in their capacity as such) or any of their respective properties or assets) is a claimant or defendant in or otherwise a party to any Action, which is in progress or, to Buyer’s knowledge, threatened or pending by or against or concerning its business that would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. As of the date hereof, there is no Action, pending or, to the knowledge of Buyer, threatened in writing, seeking to prevent, hinder, modify, delay or challenge the Transactions.

(b)        Neither Buyer nor any of its Subsidiaries, nor any property or asset of Buyer or its Subsidiaries is subject to any consent decree, settlement agreement or similar written agreement between Buyer or any of its Subsidiaries and any Governmental Authority of competent jurisdiction that is adverse to Buyer or any of its Subsidiaries, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction, in each case, that would, individually or in the aggregate, reasonably be expected to cause a Buyer Material Adverse Effect.

Section 4.09.        Finders’ Fees. Except for Goldman Sachs & Co. LLC (the fees and expenses of which will be borne in full by Buyer), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the Transactions.

Section 4.10.        SEC Reports; Financial Statements.

(a)        Buyer has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Buyer since December 31, 2018 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Buyer SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Buyer is, or since December 31, 2018, has been, required by applicable regulations promulgated by the SEC to file or furnish under the Exchange Act, or otherwise submit to the SEC, any form, report, registration statement, or other document.

(b)        The financial statements (including the related notes and schedules thereto) included in (or incorporated by reference into) the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2018, Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, or Applicable Law.

(c)        Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to Buyer, including its consolidated Subsidiaries, required to be disclosed in Buyer’s periodic and current reports under the Exchange Act, is made known to Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

(d)        Buyer and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee of Buyer’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(e)        Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.11.        No Undisclosed Liabilities. None of Buyer or any of its Subsidiaries has any liability or obligation of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Buyer and its Subsidiaries or disclosed in the notes thereto, except:

(a)        liabilities specifically shown, accrued or reserved against in the financial statements (including the related notes and schedules thereto) included in (or incorporated by reference into) the Buyer SEC Documents;

(b)        liabilities arising under this Agreement;

(c)        liabilities related to or arising under any Contract to which Buyer or any of its Subsidiaries is a party (excluding any liability for breach of any Contract);

(d)        liabilities incurred in the Ordinary Course of Business since the date of most recent consolidated financial statements of Buyer contained in the Buyer SEC Documents; or

(e)        other undisclosed liabilities which are not, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole.

Section 4.12.        Compliance with Laws. Buyer and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws (including applicable COVID-19 Measures). None of Buyer, Buyer’s Subsidiaries, or any their executive officers has received during the past three years, any material written notice, order, complaint or other communication from any Governmental Authority or any other Person that Buyer or any of its Subsidiaries is not in compliance with any Applicable Law.

Section 4.13.        Absence of Certain Changes. Since the date of most recent consolidated financial statements of Buyer contained in the Buyer SEC Documents, (a) the business of Buyer and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business, (b) there has not been any event, occurrence, change, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.14.        Non-Reliance; Inspections; No Other Representations.

(a)        Except for the representations and warranties expressly set forth in this Agreement, none of Buyer or any of its Related Parties has made or is making any express or implied representation or warranty of any nature to Seller, the Company Group, or any of their respective Affiliates or Related Parties, at law or in equity, with respect to matters relating to Buyer, the Stock Consideration or Buyer’s Affiliates, Related Parties or businesses or any other matter related to or in connection with the Transactions. Without limiting the generality of the foregoing, none of Buyer, its Affiliates nor any of its or their respective Related Parties has made or is making any express or implied representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available (including in the Buyer SEC Documents) to Seller, the Company Group, their Affiliates or any of their respective Related Parties of future revenues, future results of operations (or any component thereof) of Buyer or the future businesses and operations of Buyer and (b) any other information or documents made available to Seller, the Company Group, or any of their respective Affiliates or Related Parties with respect to Buyer or its businesses or operations (including as to the accuracy or completeness of any such information or documents), except, in each case, as expressly set forth in this Agreement.

(b)        Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as the Company Group as contemplated hereunder.

(c)        Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make a fully informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(d)        Buyer acknowledges that Seller has given Buyer complete and open access to the employees, documents and facilities of the Company Group, and Buyer has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the Transactions.

(e)        Buyer agrees to accept the Shares and the Company in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by Seller or the Company Group or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives, except as specifically and expressly set forth in this Agreement.

(f)        Buyer acknowledges that, except for the representations and warranties expressly set forth in this Agreement, none of Seller, the Company Group or any of their respective Affiliates, nor any of their respective Related Parties has made or is making any express or implied representation or warranty of any nature to Buyer or its Affiliates or any of their respective Related Parties, at law or in equity, with respect to matters relating the Sellers, the Company Group their respective Related Parties, their respective businesses, and Buyer hereby disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer). Without limiting the generality of the foregoing, Buyer acknowledges that none of Seller, the Company Group or any of their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group or (ii) any other information or documents made available to Buyer or its Related Parties with respect to the Company Group or its businesses or operations, except as expressly set forth in this Agreement.

(g)        Buyer acknowledges that it has had the opportunity to conduct due diligence with respect to Seller and the Company Group. Nothing in this Section 4.14 is intended to modify or limit any of the representations or warranties of Seller set forth in Article 3.

Article 5
Covenants

Section 5.01.        Conduct of the Company.

(a)        From the date hereof until the Closing Date, except as otherwise expressly permitted by this Agreement, as required by Applicable Law, as set forth in Schedule 5.01(a) of the Seller Disclosure Schedule or with the prior written consent of Buyer, the business of the Company Group shall be conducted only in the Ordinary Course of Business, except for any actions taken or omitted, or expected to be taken or omitted, reasonably and in good faith by the Company Group (or the Seller with respect thereto) to respond to COVID-19; provided that prior to the Company Group (or Seller with respect thereto) taking (or omitting to take) any actions to respond to COVID-19 in reliance on this clause, Seller shall use commercially reasonable efforts to provide advance notice to Buyer and consider Buyer’s reasonable suggestions in connection therewith.

(b)        By way of amplification and without limiting the generality of the foregoing Section 5.01(a), from the date hereof until the Closing Date, except as disclosed on Section 5.01(b) of the Seller Disclosure Schedule or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not permit the Company Group to take any of the following actions:

(i)         adopt or propose any change in its Organizational Documents;

(ii)        take or authorize any action to wind up the Company’s affairs or dissolve, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(iii)       acquire any corporation, partnership, limited liability company, other business organization or division thereof or all or substantially all of the assets of any Person, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract outside the Ordinary Course of Business;

(iv)       issue, grant or sell any Equity Interests in the Company Group (or right to purchase or subscribe therefor), enter into any Contract with respect to the issuance or sale of, or redeem or repurchase, any interest in the Company or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company, except as required by this Agreement;

(v)        issue, sell, pledge, transfer, lease, dispose of or otherwise subject to any Lien any properties or tangible assets of the Company Group, other than sales or transfers in the Ordinary Course of Business;

(vi)       sell, transfer, assign, abandon, license or otherwise dispose of any material Company Intellectual Property Rights except for non-exclusive licenses granted to customers in the Ordinary Course of Business;

(vii)      except as required by the terms of any Company Plan or Applicable Laws, (A) except in the Ordinary Course of Business consistent with past practice, grant any severance, retention or termination pay to, or enter into or materially amend any severance, retention or employment agreement with, any employee of the Company Group, (B) increase the compensation or benefits provided to any employee of the Company Group other than ordinary periodic increases in the Ordinary Course of Business consistent with past practice, (C) grant any equity or equity-based awards to any Company Employee; (D) establish, adopt, enter into, terminate or materially amend any Company Plan or establish, adopt. enter into or terminate any Collective Bargaining Agreement; or (E)(x) hire any employees other than to fill currently open positions or vacancies arising due to terminations of employment of employees with an annual base compensation of less than USD250,000 (or equivalent in local currency); (y) terminate the employment of any employee with an annual base compensation of USD250,000 or more (or equivalent in local currency), except for cause; or (z) transfer the employment of any Company Employee to Seller or any of its Affiliates (other than members of the Company Group) or from Seller or any of its Affiliates (other than members of the Company Group) to the Company Group;

(viii)    other than to or between members of the Company Group, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances in excess of $100,000, except in the Ordinary Course of Business;

(ix)       implement a material change to a line of business or termination of a line of business of the Company;

(x)        enter into any Related Party Contract (except for any Contract entered into to effect the terms of Section 5.07);

(xi)       make any material change in any method of accounting or accounting practice or policy, except as required by IFRS or GAAP;

(xii)      (A) make, revoke or modify any material Tax election; (B) adopt or change any Tax accounting method (or its Tax year or any annual Tax accounting period), (C) commence, settle or compromise any material claims, audits or proceedings relating to Taxes, (D) file or cause to be filed any Income or other material Tax Return other than on a basis consistent with past practice and consistent with Article 6, (E) surrender any right to a refund of a material amount of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Tax Return), (G) grant any power of attorney with respect to Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes (other than any Customary Agreement), in each case, other than as (1) required by Applicable Law, (2) would not reasonably be expected to increase the liability for Taxes of Buyer or its Affiliates (including the Company Group) for a Post-Closing Tax Period or (3) is generally applicable to a group filing a consolidated, combined, unitary or other group Tax Return that includes Seller or any of its Affiliates that is not a member of the Company Group;

(xiii)     commence or settle any Action in excess of $100,000;

(xiv)     accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, except in the Ordinary Course of Business;

(xv)      (A) materially amend, waive, modify or consent to the termination of any Material Contract, or materially amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or (B) enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract, in each case other than in the Ordinary Course of Business;

(xvi)     permit the lapse of any right relating to material Company Intellectual Property Rights or any other material intangible asset used in the business of the Company Group, except in the Ordinary Course of Business;

(xvii)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company Group taken as a whole;

(xviii)   declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its capital stock or other equity or ownership interest; or

(xix)      agree or commit to do any of the foregoing.

Any action permitted pursuant to a clause of Section 5.01(b) will be deemed not to be restricted by another clause of Section 5.01(b) or by Section 5.01(a). Notwithstanding anything to the contrary herein, the parties acknowledge and agree that nothing in this Agreement shall restrict the Company Group from (i) declaring, setting aside or paying any cash dividend or other cash distribution to Seller or (ii) repaying or settling any indebtedness for borrow money or other obligations of the Company Group of the types referred to in the definition of “Closing Indebtedness.” In addition, the parties acknowledge and agree that an email from one or more of the following individuals (or such other individuals as Buyer may specify by notice to Seller) specifically referencing this Section 5.01 and expressly granting consent shall constitute a valid form of consent of Buyer for all purposes under this Section 5.01:

David Day (dday@magnite.com)

Aaron Saltz (asaltz@magnite.com).

Section 5.02.        Access to Information.

(a)        From the date hereof until the Closing Date, subject to Applicable Law and the Confidentiality Agreement, Seller will give, and will cause the Company Group to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal working hours to the offices, properties, books and records of the Company Group and to the books and records of Seller relating to the Company Group.

Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company Group. Notwithstanding the foregoing, Seller shall not be required to provide or cause to be provided, and Buyer shall not have access to, personnel records of any of the Company Group relating to individual performance or evaluation records, medical histories or other information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or binding confidentiality obligation undertaken entered into prior to the date hereof, or which in Seller’s good faith opinion is sensitive or the disclosure of which could subject any of the Company Group to risk of liability.

(b)        From and after the Closing Date, Buyer will, and will cause the Company Group to:

(i)         maintain the books and records of the business of the Company Group for a period of five years and

(ii)        upon reasonable written notice and during normal working hours afford to Seller and its agents reasonable access to:

(A)      properties, copies of books and records for the period prior to Closing; and

(B)       employees and auditors of the business of the Company Group, in each case to the extent necessary to permit Seller to perform or satisfy any legal, accounting, reporting or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose.

Notwithstanding the foregoing, Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law or which in Buyer’s good faith opinion is sensitive or the disclosure of which could subject any of the Company Group to risk of liability.

(c)        From the date hereof until the Closing Date, without Seller’s prior written consent, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Company Group, other than in the Ordinary Course of Business of Buyer’s or its Affiliates’ businesses where such contact does not relate to the business of the Company Group, this Agreement or the Transactions.

(d)        For a period of 12 months from the Closing Date, Seller and its Affiliates shall be given access to, and shall be allowed to make copies of, (i) the books of accounts as well as any other financial information of the Company Group reasonably requested by Seller and its Affiliates (and with a right to audit the financial statements of the Company Group as of the Closing Date), (ii) any information Seller and its Affiliates reasonably request in order to duly prepare (A) its tax filings (at Seller’s expense) and (B) the Final Closing Statement as defined in Section 2.06. Buyer shall, and shall cause the employees of the Company Group (including such senior finance personnel who were involved in the preparation of the Final Closing Statement) to, reasonably support and cooperate with Seller to enable Seller to obtain such information.

(e)        In order to facilitate the resolution of any claims made against or incurred by Buyer, the Company or any of its Subsidiaries, for a period of five years after the Closing, Seller shall (i) retain the books and records relating to the Company Group relating to periods prior to the Closing that shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to the portions of such books and records which directly relate to the Company Group relating to periods prior to the Closing; provided, however, that Seller may elect to destroy such books and records prior to the fifth anniversary of the Closing Date if Seller shall notify Buyer in writing at least thirty (30) days in advance of destroying any such books and records in order to provide Buyer the opportunity to copy such books and records in accordance with this Section 5.02(e).

Section 5.03.        Notices of Certain Events.

(a)        Each party shall promptly notify the other party of each of the following events if such event occurs prior to the Closing:

(i)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority);

(iii)       any actions, suits, claims, investigations or proceedings commenced relating to Seller, the Company Group or Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 (in the case of Seller) or Section 4.08 (in the case of Buyer); and

(iv)       any other any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 8 becoming incapable of being satisfied

(b)        Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 5.03 shall not provide the other party hereto the right not to effect the transactions contemplated by this Agreement.

Section 5.04.        Conduct of Buyer. From the date hereof until the Closing Date, Buyer shall not, and shall cause its Affiliates not to, take any action or fail to take any action that is intended to, or would reasonably be expected to, have a Buyer Material Adverse Effect.

Section 5.05.        Further Assurances.

(a)        Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.

(b)        Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company Group, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(c)        In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use reasonable best efforts to:

(i)         (A) cooperate with each other in determining whether any applications, notices, registrations and requests are required or advisable to be filed with any Governmental Authority in order to consummate the transactions contemplated hereby; (B) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions hereby as promptly as practicable and in any event within fifteen Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (including by seeking early termination); and (C) supply as promptly as practicable any additional information and documentary material that may be requested by any such Governmental Authority;

(ii)        subject to Applicable Law relating to the sharing of information, furnish the other party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval; and

(iii)       consult with and keep the other parties hereto informed as to the state of such matters.

(d)        No party shall meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by Applicable Law or regulation, offers the other party the opportunity to participate in such meeting or conversation. Each of the parties hereto shall not, and shall cause its Affiliates not to, take, refrain from taking or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities.

(e)        To the extent permissible under Applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 5.05(c) to obtain all requisite approvals, clearances and authorizations for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any substantive communication received by such party from, or given by such party to, the DOJ or the FTC or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party’s authorized representatives to consult with each other in advance of, and consider in good faith the views of the other party in connection with, any substantive proposed meeting, conference or communication with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party’s authorized representatives the opportunity to attend and participate in such meetings and conferences to the extent not prohibited by Applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other party promptly apprised with respect thereto and (vi) cooperate in connection with any proposed analysis, appearance, presentation, memoranda, brief, white papers, filings, correspondence, opinion, proposal or other communications, explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided, however, that materials may be redacted as reasonably advisable (A) to remove references concerning the valuation, pricing, and other competitively sensitive terms in the Contracts of the parties hereto and their respective Subsidiaries, (B) to remove references concerning proposals from third parties with respect to the Company, (C) as necessary to comply with contractual arrangements, and (D) as necessary to address reasonable privilege or confidentiality concerns. Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.05, and notwithstanding anything to the contrary contained in this Agreement, Buyer shall, after reasonable consultation with Seller, have the principal responsibility for devising and implementing the strategy for obtaining any necessary approvals, clearances, and authorizations for the Transactions under the HSR Act, provided that such strategy shall be designed to obtain such approvals, clearances, and authorizations in a manner compliant with the terms and obligations of this Section 5.05, as promptly as reasonably practicable, but in no event later than the Outside Date; and, after reasonable consultation with Seller, Buyer shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary HSR Act or other antitrust or competition clearances. Except as set forth in Section 5.05(g), all expenses incurred in connection with the foregoing shall be paid by the party incurring such fees or expenses.

(f)        In addition to the foregoing and notwithstanding anything to the contrary in this Agreement, Buyer shall take, and shall cause its Affiliates to take, all actions necessary to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all required consents, authorizations, orders and approvals from Governmental Authorities, including (i) litigating, appealing any such litigation, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby and (ii) effecting the disposition, licensing or holding separate of assets or lines of business or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of its Affiliates’ or the Company Group’s businesses, assets or properties.

(g)        Notwithstanding anything in this Agreement to the contrary, all filing fees payable in connection with all applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority in connection with the seeking of the expiration or termination of the applicable waiting periods under the HSR Act with respect to the Transactions shall be borne by Buyer.

Section 5.06.        Public Announcements. Each party agrees to consult with the other party before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or public conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement the issuance or making of which is required by Applicable Law or any listing agreement with or rule of any national securities exchange, neither party shall issue any such press release, have any such communication or make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Section 5.07.        Intercompany Arrangements; Related Party Contracts.

(a)        Except as otherwise set forth on Section 5.07(a) of the Seller Disclosure Schedule, all intercompany accounts, indebtedness, transactions or Contracts between the Company Group, on the one hand, and Seller or its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated, cancelled, settled, offset, capitalized or otherwise eliminated prior to the determination of Indebtedness for purposes of calculating the Purchase Price, without any consideration or further liability to any party and without the need for any further documentation, prior to the Closing.

(b)        Except as otherwise set forth on Section 5.07(b) of the Seller Disclosure Schedule, all Related Party Contracts shall be terminated without any consideration or further liability to any party and without the need for any further documentation, prior to the Closing.

Section 5.08.        Exclusivity. Except with respect to this Agreement and the Transactions, Seller agrees that it will not, and will direct its directors, officers, managers, employees, Affiliates and other agents and representatives, not to: (a) encourage, initiate, solicit, seek or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or substantially all of the assets or any equity or equity-linked securities of, the Company or any of its Subsidiaries, or which would reasonably be expected to impair, prevent or delay the Transactions (any such proposal or offer being hereinafter referred to as a “Proposal”), (b) continue, engage in or initiate, initiate any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal, (c) otherwise knowingly facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal, or (d) enter into a Contract with any Person relating to a Proposal.

Section 5.09.        Directors and Officers.

(a)        For a period six (6) years from and after the Closing, Buyer shall cause the Company to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability in favor of any current or former director or officer of the Company Group (including any predecessors thereof) (collectively, the “Seller Indemnitees”), including those contained in (i) the organizational documents of any of the Company Group in effect on the date of this Agreement and (ii) any agreement providing for indemnification by any of the Company Group of any Seller Indemnitee in effect on the date of this Agreement that have been Made Available to Buyer.

(b)        In the event that Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.09.

(c)        The obligations of Buyer under this Section 5.09 shall not be terminated or modified in such a manner as to materially and adversely affect any Seller Indemnitee to whom this Section 5.09 applies without the written consent of such affected Seller Indemnitee (it being expressly agreed that each Seller Indemnitee shall be a third-party beneficiary of this Section 5.09).

Section 5.10.        Trademarks; Tradenames. Promptly after the Closing Date (and in any event within thirty (30) days thereafter), Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company Group) to, cease any and all use of the Seller Marks, including by removing the Seller Marks from any and all assets, inventories, advertisements, communications, website content, other internet or electronic communication vehicles and other documents and materials of the Company Group. From and after the Closing Date, neither Buyer nor any of its Affiliates (including, after the Closing, the Company Group) shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks.

Section 5.11.        Non-Solicitation. (a)

(a)        For a period of 18 months following the Closing:

(i)         Seller shall not, and shall cause its Affiliates (provided that, for purposes of this Section 5.11(a)(i), Seller’s “Affiliates” shall be limited to RTL Group S.A. and its Subsidiaries and any other controlled Affiliates and shall exclude individuals) not to, directly or indirectly through any Person or contractual arrangement solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Restricted Employee; provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Restricted Employees or the hiring of any Restricted Employee who responds to such solicitation, (B) Seller or any of its Affiliates from soliciting, recruiting or hiring any Restricted Employee who has ceased to be employed or retained by the Company Group, Buyer or any of their respective Affiliates for at least 6 months or (C) a Seller or any of its Affiliates from soliciting, recruiting or hiring any Restricted Employee who approaches Seller or its Affiliates seeking employment without any solicitation or encouragement by Seller or any of its Affiliates; and

(ii)        each party shall not, and shall cause its Affiliates (other than individuals) not to, directly or indirectly through any Person or contractual arrangement disparage the other party or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of such party or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)        Each party acknowledges that the covenants of set forth in this Section 5.11 are an essential element of this Agreement and that any breach by such party of any provision of this Section 5.11 will result in irreparable injury to the other party. Each party acknowledges that in the event of such a breach, in addition to all other remedies available at law, the other party shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.11 are reasonable and proper to protect the legitimate interest of the other party.

(c)        If a court of competent jurisdiction determines that the character or duration of the provisions of this Section 5.11 are unreasonable, it is the intention and the agreement of the parties hereto that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the other party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the other party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.11 because taken together they are more extensive than necessary to assure to each party the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.12.        Financings.

(a)        Obligations of Buyer.

(i)         Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, advisable or proper to obtain funds sufficient to fund the Cash Consideration and any other amounts payable by Buyer hereunder or otherwise in connection with the Transactions (including the payment of all of Buyer’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Transactions), in each case, on or prior to the Closing Date. In furtherance and not limitation of the foregoing, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, advisable or proper to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including actions to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments, (B) maintain in effect the Debt Financing Commitments, comply with its obligations thereunder and satisfy on a timely basis all conditions applicable to Buyer in the Debt Financing Commitments that are within its control (or obtain the waiver of conditions applicable to Buyer contained in the Debt Financing Commitments) and (C) draw down upon and consummate the Debt Financing contemplated by the Debt Financing Commitments on or prior to Closing.

(ii)        Buyer shall have the right from time to time to (x) amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitments, (y) substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative Financing Sources and/or (z) reduce the amount of Debt Financing under the Debt Financing Commitments in its reasonable discretion; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitments that amends the Debt Financing, and/or substitution of all or any portion of the Debt Financing, and/or reduction in the amount of Debt Financing shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (1) impose any new conditions or otherwise expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments in any respect, or (2) be reasonably expected to prevent or materially impede or materially delay the consummation of the Transactions; and provided further, that Buyer shall not reduce the Debt Financing to an amount committed below the amount that is required, together with other financial resources of Buyer, including amounts available under cash, cash equivalents and marketable securities of Buyer, to consummate the Transactions. Buyer shall promptly deliver to Seller copies of any such amendment, replacement, supplement or other modification of the Debt Financing Commitments and/or any such waiver of a provision of the Debt Financing Commitments.

(iii)       Buyer shall comply with its obligations, and enforce its rights, under the Debt Financing Commitments and definitive Debt Financing agreements in a timely and diligent manner. Buyer shall keep Seller informed, upon reasonable written request, in reasonable detail of the status of its efforts to arrange the Debt Financing contemplated by the Debt Financing Commitments and any other financing and shall give Seller prompt notice upon obtaining knowledge of (A) any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the availability of the Debt Financing contemplated by the Debt Financing Commitments, (B) any material breach by any party to the Debt Financing Commitments or definitive Debt Financing agreements, (C) the expiration or termination (or attempted or purported termination, whether or not valid) of the Debt Financing Commitments, (D) any written or electronic (including email) notice or communication by any Financing Source with respect to any actual or threatened material breach, material default (or allegation thereof), repudiation by any party to any Debt Financing Commitments or any definitive Debt Financing agreement or any refusal to provide, or stated intent that it will not provide, by any Financing Source the full amount of the Debt Financing contemplated to be provided by it under the Debt Financing Commitments for any reason, (E) Buyer’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of any Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described therein (after giving effect to any “flex” provisions), or (F) receipt of any written notice or other written communication from any person constituting a material development with respect to any: (1) actual or potential material breach, material default, termination or repudiation by any party to the Debt Financing Commitments or any definitive Debt Financing agreement with respect to the obligation to fund the Debt Financing, (2) material dispute or disagreement between or among any parties to the Debt Financing Commitments or any definitive Debt Financing agreement (other than ordinary course negotiations) with respect to the obligation to fund the Debt Financing and (3) the incurable failure of any condition to the Debt Financing to be satisfied; provided that Buyer shall not be required to disclose any information that would jeopardize attorney-client or similar privilege so long as Buyer uses reasonable best efforts to disclose such information in a manner and to an extent that would not jeopardize such privilege.

(iv)       In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, advisable or proper to arrange to obtain alternative financing from alternative sources as promptly as practicable, on terms not materially less favorable, in the aggregate, to Buyer (as determined in the reasonable judgment of Buyer, taking into account the flex provisions set forth in the Debt Financing Commitments), in an amount sufficient to consummate the Transactions, including to fund the Cash Consideration and any other amounts payable by Buyer hereunder or otherwise in connection with the Transactions (including the payment of all of Buyer’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Transactions). In the event any alternative financing is obtained in accordance with this Section 5.12(a)(iv) (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Financing Commitments” shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Buyer pursuant to this Section 5.12(a) shall be applicable thereto to the same extent as Buyer’s obligations with respect to the Debt Financing; provided that the foregoing shall not in any way limit Buyer’s obligations or Seller’s rights and remedies with respect to a breach by Buyer of its obligation to consummate the Closing (including if the Debt Financing is unavailable).

(v)        Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.12(a) or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Buyer be deemed or construed to require, Buyer to (A) bring any Action against any Financing Source to enforce its respective rights under the Debt Financing Commitments, (B) seek or accept Debt Financing on terms less favorable than the terms and conditions described in the Debt Financing Commitments (including the exercise of flex provisions) as determined in the reasonable judgment of Buyer or (C) pay any fees in excess of those contemplated by the Debt Financing Commitments (whether to secure a waiver of any conditions contained therein or otherwise).

(vi)       For purposes of this Agreement, references to “Debt Financing Commitments” shall include such documents as permitted to be amended, modified, replaced, supplemented or substituted by this Section 5.12(a).

(b)        Obligations of Seller.

(i)         Seller shall use reasonable best efforts, and shall use reasonable best efforts to cause the Company Group and their respective representatives, including legal, tax, regulatory and accounting advisors, to provide to Buyer all cooperation reasonably requested by Buyer and/or the Financing Sources or Equity Financing Sources that is necessary, proper and advisable in connection with the Financing and the transactions contemplated by this Agreement and is customarily provided for borrowers in financings of the type contemplated by the Debt Financing Commitments, including:

 (A)      upon reasonable prior written notice and at reasonable times, participating in a reasonable number of meetings (in each case, which may be held via conference call), ratings agency presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources or Equity Financing Sources, investors and rating agencies, and reasonably cooperating with the marketing efforts of Buyer and its Financing Sources or Equity Financing Sources, in each case in connection with all or any portion of the Financing;

(B)            reasonably assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, business projections, lender presentations and similar documents required in connection with the Financing and entering into customary authorization letters in connection therewith;

(C)            as promptly as practical and in any event within the time periods specified herein therefor, furnishing Buyer and the Financing Sources or Equity Financing Sources with the Required Information;

(D)            furnishing Buyer and the Financing Sources or Equity Financing Sources with financial and other pertinent information regarding the Company Group as may be reasonably (determined by Seller in its reasonable discretion) requested by Buyer;

(E)            cooperating with and assisting Buyer in obtaining legal opinions, accountants’ customary “comfort” letters (including “negative assurance” comfort), appraisals and other documentation and items required by the Debt Financing Commitments or as are reasonably requested by Buyer in connection with the Debt Financing or the Equity Financing;

(F)            executing and delivering, as of the Closing, any definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) as may be reasonably requested by Buyer in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and other matters ancillary to the Debt Financing (including cooperation in connection with the payoff of existing indebtedness and the release of related Liens, and the negotiation and delivery of customary payoff and release letters) as may be reasonably requested by Buyer in connection with the Debt Financing;

(G)            upon Buyer’s prior written request at least ten Business Days prior to the Closing Date, provide at least three Business Days prior to the Closing Date all customary documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer”, anti-money laundering and antiterrorist financing rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and 31 C.F.R. § 1010.230) reasonably requested in connection with the Debt Financing; and

(H)            taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by Buyer to permit the consummation of the Financing and to permit the proceeds thereof together with the cash at the Company Group, to be made available to Buyer on the Closing Date to consummate the Transactions; provided that any such requested assistance to be provided pursuant to this Section 5.12, does not unreasonably interfere with the operations of the Company and the Company Subsidiaries.

(ii)            To the extent Seller becomes aware prior to Closing that any Required Information contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, Seller will notify Buyer of such misstatement or omission.

(iii)            Seller hereby consents to the reasonable use of the Company Group’s logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller’s or the Company Group’s reputation or goodwill or any of its products, services, offerings or intellectual property rights.

(iv)            Notwithstanding the provisions of this Section 5.12, nothing in this Agreement shall require Seller or the Company or any of the Company Subsidiaries or any of their respective Representatives to (1) (x) provide any pro forma financial statements or information or (y) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice (other than Required Information), (2) enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (3) pass resolutions or consents to approve or authorize the execution of the Financing or cause any of the Persons who are officers or directors of Seller, the Company or any of the Company Subsidiaries to do so, (4) agree to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to Closing or have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (5) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (6) provide access to or disclose information that Seller, the Company or any of the Company Subsidiaries determines would jeopardize any attorney-client privilege of any of them or (7) take any action that would reasonably be expected to conflict with or violate this Agreement, its Organizational Documents or any Applicable Laws. Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Buyer shall (i) promptly upon request by Seller, reimburse Seller, the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable legal fees) incurred by them in connection with the cooperation or assistance contemplated by this Section 5.12 and (ii) indemnify and hold harmless Seller, the Company, the Company Subsidiaries and their respective directors, officers, employees, Affiliates and its and their respective Representatives, from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the Financing, any information used in connection therewith and the performance of their respective obligations under this Section 5.12. For the avoidance of doubt, the parties acknowledge and agree that the provisions contained in this Section 5.12(b), represent the sole obligation of Seller, the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Buyer with respect to the Transactions and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations.

(v)            In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of Buyer’s obligations under this Agreement. The parties agree that, except in the case of a Willful Breach that causes the unavailability of the Debt Financing, breach by Seller of its obligations under this Section 5.12(b) shall not constitute a failure of any conditions to Closing set forth in Article 8 or provide grounds to terminate this Agreement pursuant to Article 10.

Section 5.13.        Company Group Financial Statements. In accordance with the terms (and subject to the limitations set forth in) Section 5.02 and Section 5.12, Seller shall, or shall cause the Company Group to (a) provide Buyer and its representatives access, support and information as may be reasonably requested and needed to satisfy Buyer’s reporting obligations on Form 8-K of the SEC (or any amendments thereto) in connection with the Transactions. For the avoidance of doubt, the engagement of any accountant or other representative to prepare audited, interim and pro forma financial statements as may be required by Regulation S-X will be the sole responsibility and expense of Buyer.

Section 5.14.        Agreements Regarding the Buyer Common Stock.

(a)        Seller irrevocably agrees, in consideration of the benefit that the Transactions will confer Seller, that following the Closing, Seller shall not transfer any shares of Buyer Common Stock received as Stock Consideration (the “Lockup Securities”), at any time during the Lockup Period without Buyer’s prior written consent; provided that the foregoing shall not restrict any (i) pledge or encumbrance pursuant to the financing agreements of Seller or its Affiliates in effect as of the Closing (and disclosed to Buyer) or (ii) transfer to any Affiliate of Seller (provided that any such Affiliate shall have delivered a writing to Buyer pursuant to which it makes the representations and warranties set forth in Section 3.29 and agrees to be bound by all other provisions of this Agreement applicable to the Stock Consideration). For purposes of this Section 5.14, “transfer” (and all correlative terms) means, as to any Lockup Securities, a direct or indirect (including through the use of any derivative or swap instrument or arrangement) sale, assignment, conveyance, gift, exchange, pledge, encumbrance, Contract to sell, lease or other disposition or transfer (or offer to do any of the foregoing) of such Lockup Securities, whether effected voluntarily, involuntarily or by operation of law.

(b)        Seller agrees and consents to the entry of stop transfer instructions with Buyer’s transfer agent and registrar against the transfer of the Lockup Securities, except in compliance with the restrictions set forth in this Agreement. In furtherance of the foregoing, any book entries evidencing shares of Buyer Common Stock subject to the provisions of this Agreement shall include legends legally required, including a legend to the effect that the shares of Buyer Common Stock have not been registered under the Securities Act and are subject to certain legal and contractual restrictions on transfer (including lockup restrictions), and similar instructions shall be provided to Buyer’s transfer agent American Stock Transfer and Trust Company. Buyer shall cause the legends referenced in the foregoing sentence to be removed promptly following the expiration of the Lockup Period and will otherwise provide reasonable cooperation to facilitate any transfer by Seller (or its Affiliates) of the Lockup Securities (in accordance with the limitations and restrictions set forth herein).

(c)        Seller agrees that during the Standstill Period, neither it nor any Person acting on behalf of, or in concert with it, will, directly or indirectly, without Buyer’s prior written consent, (i) acquire, agree to acquire, propose, seek or offer to acquire, any securities or assets of Buyer or any of its Subsidiaries, (ii) enter, agree to enter, propose, seek or offer to enter into any merger, business combination, recapitalization or restructuring or other extraordinary transaction involving Buyer or any of its Subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote any voting securities of Buyer, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Buyer, (v) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Buyer, (vi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or (vii) enter into any negotiations, agreements or arrangements with any other persons in connection with the foregoing. Seller further agrees that during the Standstill Period, neither Seller nor any person acting on behalf of or in concert with Seller will, without the written consent of Buyer (x) request that Buyer or any of its representatives, directly or indirectly, amend or waive any provision of this Section 5.14(c) (including this sentence), or (y) take any action that might require Buyer to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 5.14(c).

(d)        To the extent requested by Seller, Buyer shall file a Registration Statement or, solely in the event that Buyer is not eligible to file a Registration Statement, any other available registration statement under the Securities Act, in each case, registering for resale by Seller (and its Affiliates) the Lockup Securities as promptly as reasonably practicable following such request from Seller, provided that Buyer shall not be required to take action to cause the Registration Statement to be declared effective prior to the end of the Lockup Period. The Registration Statement (including the documents incorporated therein by reference), at the time of the filing and at the time of effectiveness thereof, will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Buyer shall keep the Registration Statement continuously effective under the Securities Act until the earlier of such time as (i) Seller has sold all the Lockup Securities or (ii) all of the Lockup Securities then held by Seller become eligible for resale under Rule 144 of the Securities Act without volume or manner-of-sale restrictions. Seller shall notify Buyer promptly when it has sold all of the Lockup Securities. Upon written notice to Seller, (x) Buyer shall be entitled to suspend, for a period of time, the use of any Registration Statement or prospectus if the Board of Directors of Buyer determines in its good faith judgment, after consultation with counsel, that the Registration Statement or any prospectus may contain an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or prospectus not misleading and (y) Buyer shall not be required to amend or supplement the Registration Statement, any related prospectus or any document incorporated therein by reference if the Board of Directors of Buyer determines in its good faith judgment, after consultation with counsel, that such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of Buyer to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to Buyer (in case of each clause (x) and (y), a “Suspension Period”); provided that (A) the duration of all Suspension Periods may not exceed one hundred and twenty (120) days in the aggregate in any 12-month period and (B) Buyer shall use its commercially reasonable efforts to amend the Registration Statement and/or prospectus to correct such untrue statement or omission as soon as reasonably practicable. Seller and Buyer shall cooperate in good faith such that any sale of a material amount of Lockup Securities is conducted in an orderly fashion, including without limitation consideration of a possible marketed underwritten offering. In connection with the foregoing, Seller and Buyer will enter into a registration rights agreement consistent with this Section 5.14.

Section 5.15.        Transition Services Agreement. Following the Closing, Seller shall, and shall cause its Affiliates to, at the request of Buyer, provide the services set forth on Schedule 5.15 provided to the Company Group by Seller and its Affiliates immediately prior to the Closing for the time periods specified on Schedule 5.15 (the “Transition Services”). Seller shall provide the Transition Services in conformity in all material respects with the terms and conditions of the existing agreements specified in Schedule 5.15, and the standards and guidelines used by the Seller and its Affiliates in connection with the operation of the Company Group immediately prior to the Closing Date and with such substantially the same degree of technical capability, expertise, and care as those used by Seller and its Affiliates in connection with the operation of the Company Group immediately prior to the Closing Date. In consideration for the Transition Services, the Buyer shall cause the Company Group to (i) reimburse Seller and its Affiliates for their respective documented costs and expenses actually incurred in the course of the provision of the Transition Services, and (ii) to pay to Seller and its Affiliates such amounts of service fees as have been paid by the Company Group for the similar services under the existing agreements specified in Schedule 5.15 prior to the Closing Date. Buyer may elect to terminate all or any portion of the Transition Services at any time and from time to time subject to reasonable prior notice requirements. Buyer and Seller shall consult and coordinate with one another with respect to the Transition Services, and shall use commercially reasonable efforts to facilitate the separation of the Company Group from the Seller and to end the Company Group’s reliance on such Transition Services as soon as reasonably practicable after the Closing Date. To the extent Buyer and Seller identify any services provided to the Company Group by Seller or its Affiliates prior to the Closing which have not been disclosed in folder 4.6 of the Data Room, Buyer and Seller shall (to the extent requested by Buyer) negotiate in good faith agree to the provision of those services following the Closing, on terms similar to those governing the provision of the Transition Services. Between the date hereof and the Closing Date, Seller and Buyer will negotiate in good faith to enter into a transition services agreement memorializing the matters set forth in this Section 5.15 with respect to the provision of Transition Services. In the event that the parties are unable to come to an agreement with respect to the Transition Services, the provisions of this Section 5.15 shall control.

Section 5.16.        Pre-Closing Offering. If, prior to or on the Closing Date, the Buyer consummates an Equity Financing, Buyer shall provide Seller reasonable advance notice (and no less than five Business Days prior to the anticipated date for launch of marketing of the Equity Financing (the “Launch Date”)) of such Equity Financing and such notice will contain Buyer’s anticipated Launch Date (the “Financing Notice”) and, if Seller notifies Buyer two Business Days prior to the anticipated Launch Date specified in such Financing Notice that it wishes to exercise its rights under this Section 5.16, (a) the Base Cash Purchase Price will be increased by an amount equal to up to 20% (as designated by Seller) of the gross cash proceeds to Buyer from such Equity Financing (the “Seller Financing Proceeds”) and (b) the Stock Consideration will be decreased by a number of shares of Buyer Common Stock equal to (i) the Seller Financing Proceeds divided by (ii) the price per share of Buyer Stock equal to the closing price of Buyer Common Stock on the NASDAQ (as reported on Bloomberg Financial Markets or such other source as the parties shall agree in writing) on the trading day immediately prior to the date of the pricing of the applicable Equity Financing; provided that, in the event the Equity Financing contemplated by a Financing Notice does not close within four Business Days of the anticipated Launch Date specified in such Financing Notice, Buyer shall be required to reissue a new Financing Notice prior to consummating any Equity Financing on or prior to the Closing Date (and Seller shall be entitled to elect to exercise its rights with respect to any such new Financing Notice in accordance with the terms of this Section 5.16).

Article 6
Tax Matters

Section 6.01.        Tax Covenants. Except as required by Applicable Law, Buyer covenants that it will not, and will not cause or permit the Company or any Affiliate of Buyer to (a) enter into any transaction on the Closing Date after the Closing outside of the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax asset of Seller or give rise to any loss of Seller under this Agreement, other than transactions contemplated by this Agreement, (b) make any election under Section 338 (including any deemed election under Section 338(e)) or Section 336(e) of the Code or any comparable provision under Applicable Law with respect to the transactions contemplated by this Agreement or (c) change any Tax election or amend any Tax Return of any member of the Company Group for Pre-Closing Tax Period, or (d) initiate any voluntary disclosure proceeding with respect to Taxes (it being understood that responses to inquiries from any taxing authorities shall not be viewed as voluntary disclosures) of any member of the Company Group for a Pre-Closing Tax Period, in each case, to the extent that any such action results in any increased Tax liability or reduction of any Tax Asset of Seller for a Pre-Closing Tax Period, and, in each case, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

Section 6.02.        Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of all Transfer Taxes arising from the transfer of Shares by Seller to Buyer pursuant to this Agreement. Except as expressly set forth in any other Transaction Agreement, Seller shall be liable for any other Transfer Taxes resulting from the Transactions contemplated by this Agreement, including any Transfer Taxes arising from the Carveout Transaction. The party customarily responsible under Applicable Law shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. The Buyer and the Seller shall cooperate in timely making all filings, Returns, reports and forms as necessary or appropriate to comply with the provisions of all Applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 6.03.        Tax Indemnity. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors and Affiliates (including the Company Group) and the respective representatives, successors and assigns of each of the foregoing (each, a “Buyer Indemnitee”) from and against any and all Losses incurred, suffered, sustained or required to be paid by such Buyer Indemnitee that are arising out of, resulting from, related to or caused by Pre-Closing Taxes, except to the extent (a) such Pre-Closing Taxes are taken into account in determining Closing Net Working Capital or Closing Indebtedness or (b) such Losses arise as a result of a breach by Buyer of any covenant or agreement contained herein. Notwithstanding anything else to the contrary in this Agreement, the parties’ obligations pursuant to this Article 6 shall survive until the date that is ninety (90) days following the expiration of the applicable statute of limitations with respect to the assessment or collection of the Tax liabilities in question (giving effect to any waiver, extension or mitigation thereof); provided, however, that if notice of an actual or threatened claim pursuant to this Article 6, or of discovery of any facts or circumstances that Buyer reasonably believes is likely to result in a claim for indemnification pursuant to this Article 6, is given prior to the expiration of the survival period, then such claim shall survive until it has been finally resolved. Except as otherwise required by Applicable Law, all payments made by Seller or RTL to a Buyer Indemnitee in respect of any claim pursuant to this Section 6.03 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes.

Section 6.04.        Claims; R&W Insurance Policy. Buyer shall use reasonable best efforts to obtain recovery under the R&W Insurance Policy for any Losses in respect of claims by any Buyer Indemnitee pursuant to Section 6.03 subject to and in accordance with the terms of such policy. Any recovery for Losses pursuant to Section 6.03 shall be limited only to amounts that are not actually recovered pursuant to the R&W Insurance Policy.

Section 6.05.        Preparation of Tax Returns for Pre-Closing Tax Periods.

(a)        Seller shall prepare or cause to be prepared all Tax Returns of the Company Group for all taxable periods ending on or before the Closing Date that are Income Tax Returns and that are prepared on a consolidated, unitary, or combined basis and that include the Seller or any of its Affiliates that are not members of the Company Group, and Seller shall pay any Taxes due in respect of such Tax Returns. Seller shall provide to Buyer, at least thirty (30) days prior to the due date for filing a Tax Return described in the preceding sentence, a pro forma draft of such Tax Return that includes only information relating to the Company Group, which pro forma Tax Return shall be prepared in a manner consistent with past practice except to the extent that deviations therefrom are generally applicable to the group filing such consolidated, combined, unitary or other group Tax Return. Notwithstanding any provision to the contrary, (a) Seller shall not, and shall not permit any Affiliate to, make any election under Section 965(h) of the Code with respect to the Company or any of its Subsidiaries to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code and (b) if any Tax imposed under Section 965 of the Code is determined, pursuant to a “determination” (within the meaning of Section 1313 of the Code), to have been properly payable by any member of the Company Group, then Seller shall, to the extent permitted by Applicable Law, reflect the full amount of such Tax on an amended Tax Return of the Company Group for a taxable period ending on or before the Closing Date.

(b)        Buyer shall prepare or shall cause to be prepared all Tax Returns of the Company and its Subsidiaries (other than the Tax Returns that are prepared or caused to be prepared by the Seller pursuant to the first sentence of Section 6.05(a)) that are required to be filed after the Closing Date with respect to Pre-Closing Tax Periods. All Tax Returns that are prepared pursuant to this Section 6.05(b) shall be prepared in a manner consistent with similar Tax Returns heretofore filed by or with respect to the Company and its Subsidiaries, except as required by Applicable Law. Not later than two (2) days prior to the filing of any such Tax Returns, Seller shall pay to the Buyer the amount of Taxes owed by Seller pursuant to the provisions of Section 6.03 of this Agreement.

(c)        Buyer shall provide Seller with drafts of all Tax Returns prepared by it pursuant to Section 6.05(b) at least thirty (30) days prior to the due date for filing date thereof , provided that the Buyer shall be obligated to provide such drafts to the Seller only to the extent such Tax Returns would reflect a Tax liability for which Seller is responsible under this Agreement and provided further that, in the case of any Tax Returns prepared by Buyer pursuant to Section 6.05(b) that are due within 30 days after the Closing, Buyer shall provide any such Tax Returns to Seller as soon as practicable after the Closing Date. The reviewing party shall have the right to review and provide comments on Tax Returns during the fifteen (15)-day period following the receipt of such Tax Returns (or shorter period taking into account the due date for the Tax Return). Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 6.05 and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Returns) by the Accounting Referee (or such other third party as may be mutually agreed by Buyer and Seller). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, provided that such Tax Return shall be amended promptly if and to the extent necessary to reflect the resolution of such dispute and such original filing shall be without prejudice to the other party’s rights and obligations under this Article 6.

Section 6.06.        Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement will be:

(a)        in the case of Taxes (other than those set forth in clause (b) below), equal to the amount that would be payable if the taxable period ended on the Closing Date based on an interim closing of the books; provided, however, that exemptions, allowances and deductions relating to the foregoing items that are calculated on an annual basis will be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion of the Straddle Period;

(b)        in the case of any property Taxes or other such ad valorem Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the amount of such Taxes for the entire period multiplied by a fraction (i) the numerator of which is the number of days in the taxable period prior to and including the Closing Date and (ii) the denominator of which is the total number of days in the entire taxable period; and

(c)        in the case of any Taxes imposed on the Company or any of its Subsidiaries with respect to income included under Sections 951 and 951A of the Code, equal to the amount that would be payable if the taxable year of each such Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code ended on (and included) the Closing Date provided that, for the avoidance of doubt, such determination shall be made by taking into account only the Company and its Subsidiaries (and not any Affiliates of the Seller that are not members of the Company Group).

Section 6.07.        Tax Contests.

(a)        In the event (i) Buyer (or its Affiliates) or (ii) Seller (or its Affiliates) receives notice of any pending or threatened Tax audits or assessments by any Tax Authority or other disputes or proceeding concerning Taxes with respect to which the other party may incur liability under this Article, the party in receipt of such notice shall promptly notify the other party of such matter in writing (“Tax Contests”); provided, however, that failure to give such notice shall not affect Seller’s indemnification obligations unless (and solely to the extent) Seller is actually and materially prejudiced thereby.

(b)

(i)         Seller shall have the sole right, at its own expense, to represent the interests of the Company and its Subsidiaries in any Tax Contests with respect to Taxes or Tax Returns of the Company and its Subsidiaries arising as a result of having been a member of any consolidated, combined, unitary or other tax group that included the Seller or any of its Affiliates (other than any such group comprising solely members of the Company Group).

(ii)        Seller shall have the right, at its own expense, to represent the interests of the Company and its Subsidiaries in any Tax Contests with respect to Taxes or Tax Returns of the Company and its Subsidiaries for Tax periods ending on or before the Closing Date that are not described in Section 6.07(b)(i) to the extent that the Seller is liable for any Taxes that are the subject of such Tax Contest, provided, however, that: (i) the Seller shall keep the Buyer reasonably informed with respect to such Tax Contest, and; (ii) in the case of any Tax Contest with respect to Taxes relating to a Tax period ending on or before the Closing Date, (x) Buyer shall have participation rights, at Buyer’s expense, with respect to such Tax Contest, including having an opportunity to comment on any written materials prepared in connection with any Tax Contest and attending any conferences and proceeding relating to such Tax Contest, and (y) Seller (and its Affiliates) shall not compromise, settle, or abandon such Tax Contest (or portion thereof) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c)        The Buyer shall have the right to represent the interests of the Company and its Subsidiaries in any (i) Tax Contests covered by Section 6.07(b)(ii) that Seller elects to not control and (ii) Tax Contests with respect to Taxes or Tax Returns of the Company and its Subsidiaries for Tax periods ending after the Closing Date; provided that, to the extent that the Taxes that are the subject of such Tax Contest are Pre-Closing Taxes for which Seller is liable under this Agreement, (A) any such Tax Contest shall be conducted at Seller’s expense, (B) Buyer shall keep the Seller reasonably informed with respect to such Tax Contest; (C) Seller shall have participation rights, at Seller’s expense, with respect to such Tax Contest, including having an opportunity to comment on any written materials prepared in connection with any Tax Contest and attending any conferences and proceeding relating to such Tax Contest; and (D) Buyer shall not compromise, settle, or abandon any such Tax Contest (or portion thereof) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 6.08.        Refunds. Seller shall be entitled to any refund (in the form of a cash refund or in the form of a credit against Taxes actually payable) of Taxes attributable to any Pre-Closing Tax Period of the Company and its Subsidiaries (determined for any Straddle Period in accordance with Section 6.06), including any interest received from a Governmental Authority thereon that are (a) paid by the Company and its Subsidiaries or Seller or any of its Affiliates prior to the Closing Date or (b) paid by Seller pursuant to this Agreement after the Closing (other than any such refund or credit that is included as an asset in the calculation of the Net Working Capital or Indebtedness and other than any such refund or credit that is attributable to a loss or other tax attribute generated in a post-Closing tax period) (each, a “Tax Refund”). Buyer shall pay over to Seller any such Tax Refund (net of (x) any Taxes of Buyer or any member of the Company Group attributable to such refund or credit and (y) any expenses incurred in obtaining such amounts) within sixty (60) days after receipt of such refund in cash or entitlement to such credit. If any amount paid to Seller pursuant to this Section 6.08 is subsequently challenged successfully by any Governmental Authority, Seller shall repay to Buyer such amount (together with any interest and penalties assessed by such Governmental Authority in respect of such amount). Such repayment obligation shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the collection by the applicable Governmental Authority or other Person of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). Buyer will cooperate to take commercially reasonable actions (at Seller’s sole expense) to cause the Company and its Subsidiaries to claim Tax Refunds within the statutorily required time period, if so requested by the Seller; provided that Buyer shall not be required to take any position with respect to a Tax Refund unless it can be supported at a “more likely than not” level of comfort (or higher confidence level) (as determined by the Buyer in consultation with its Tax Return preparers); provided however that Buyer shall nonetheless take such position if Seller provides (at Seller’s cost)an opinion of tax counsel of recognized standing, on which Buyer may rely and that is in form and substance reasonably acceptable to Buyer, to the effect that such position is “more likely than not” to be sustained; and provided further that if the filing of such a claim could reasonably be expected to have an adverse effect on the Tax liability of the Company or its Subsidiaries for any period (or portion thereof) after the Closing Date, the Seller shall not be entitled to require such claim to be filed without the written consent of the Buyer, not to be unreasonably withheld.

Section 6.09.        Tax Sharing Agreements. Notwithstanding any other provision in this Agreement to the contrary, any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement between the Seller (or any of its Affiliates (other than the Company and its Subsidiaries)), on the one hand, and the Company and its Subsidiaries, on the other hand, shall be terminated prior to the Closing Date and, after the Closing, the Company shall be not be bound thereby or have any liability thereunder.

Section 6.10.        Cooperation on Tax Matters.

(a)        Buyer and Seller shall use commercially reasonable efforts to cooperate as and to the extent reasonably requested by the other party (at the requesting party’s sole cost and expense), in connection with the filing of Tax Returns pursuant to this Article 6 and any Tax Contest.

(b)        Notwithstanding the foregoing, Seller shall not be required to disclose to Buyer any consolidated, affiliated, unitary or similar group Tax Returns (or any records or information with respect thereto) that include any entities other than members of the Company Group, and the applicable party shall instead provide the underlying information relevant only to the Company and the Company Subsidiary and/or pro forma versions of such Tax Returns (including pursuant to Section 6.05(a) of this Agreement). Buyer and Seller further agree, and agree to cause their respective Affiliates, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 6.11.        Guarantee. RTL hereby absolutely, irrevocably and unconditionally guarantees to Buyer the due and punctual payment and discharge by Seller of such of Seller’s payment obligations under this Article 6, if, as and when, and conditioned upon those obligations becoming, due and payable pursuant to the terms of this Agreement. The guaranty contemplated hereby is a guaranty of payment and not of collection. RTL hereby waives any defense (other than payment by Seller) the effect of which is to exonerate RTL’s guaranty obligation hereunder.

Article 7
Transaction Bonuses

Section 7.01.        Transaction Bonuses. Seller and Buyer shall, and, from and after the Closing, Buyer shall cause the Company to, take the actions with respect to the payment of the Post-Closing Transaction Bonus Amounts as set forth on Section 7.01 of the Seller Disclosure Schedule; provided that, for the avoidance of doubt, Seller (and not Buyer or the Company) shall fund 100% of such Post-Closing Transaction Bonus Amounts, and the employer portion of payroll Taxes with respect to such bonuses.

Article 8
Conditions to Closing

Section 8.01.        Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer and Seller, together, in whole or in part; to the extent permitted by Applicable Law):

(a)        any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(b)        no outstanding judgment, injunction, order or decree of a competent Governmental Authority or other legal restraint or prohibition (an “Injunction”) shall have been entered and shall continue to be in effect, and no Applicable Law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the Transactions.

Section 8.02.        Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer, together, in whole or in part to the extent permitted by Applicable Law):

(a)        (i) the Seller Fundamental Warranties contained in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) in all material respects as of the Closing Date, except with respect to Seller Fundamental Warranties which speak as to a specific date, which Seller Fundamental Warranties shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) in all material respects at and as of such specific date, and (ii) the representations and warranties of Seller, other than the Seller Fundamental Warranties, contained in this Agreement or any Transaction Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) b as of the Closing Date, except with respect to representations and warranties which speak as to a specific date, which representations and warranties shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) at and as of such specific date, with only such exceptions in the case of this clause (a) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b)        the Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)        Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing clauses (a) and (b);

(d)        since the date of this Agreement, there shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(e)        Seller shall have delivered, or caused to be delivered, the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows together with all related notes and schedules thereto (accompanied by the reports thereon of the Company’s independent auditors) of the Company Group for the fiscal year ended December 31, 2020; and

(f)        Seller shall have delivered, or caused to be delivered, to Buyer the Required Information.

Section 8.03.        Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(a)        (i) the Buyer Fundamental Warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except with respect to Buyer Fundamental Warranties which speak as to a specific date, which Buyer Fundamental Warranties shall be true and correct in all material respects at and as of such specific date, and (ii) the representations and warranties of Buyer, other than Buyer Fundamental Warranties, contained in this Agreement or any Transaction Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) as of the Closing Date, except with respect to representations and warranties which speak as to a specific date, which representations and warranties shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) at and as of such specific date, with only such exceptions in the case of this clause (a) that would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect;

(b)        Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(c)        Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing clauses (a) and (b).

Article 9
Survival; release

Section 9.01.        Survival. Except in the case of Fraud, the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in Article 2, Article 6 and Article 11.

Section 9.02.        Release. Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, effective at and after the Closing, each of Buyer and Seller hereby waives and releases (each, on behalf of itself and its Related Parties, which, for the avoidance of doubt, shall include the Company Group), to the fullest extent permitted by Applicable Law, any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that Buyer or Seller or any of their respective Related Parties may now or hereafter have against Seller or its Related Parties (in the case of Buyer) or Buyer and its Related Parties (in the case of Seller), whether at law or in equity, relating to operation of the Company Group, the operation of the Company Group’s businesses, the relationship of Seller or any of its Related Parties with the Company Group, the Shares, this Agreement, the subject matter hereof or the Transactions, in each case as of the Closing (except in the case of Fraud). The rights and claims waived and released by each of Buyer and Seller (on behalf of itself and its Related Parties) hereunder include claims for damages, indemnification (excluding Article 6), contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under Applicable Law (except in the case of Fraud). From and after the Closing, neither Buyer nor Seller shall, and each of Buyer and Seller shall cause their respective Related Parties not to, bring any action, suit or proceeding against Seller or its Related Parties (in the case of Buyer and its Related Parties) or Buyer and its Related Parties (in the case of Seller and its Related Parties), whether at law or in equity, with respect to any of the rights or claims waived and released by each of Buyer and Seller (on behalf of itself and its Related Parties) hereunder (except in the case of Fraud). Notwithstanding anything set forth in the foregoing, nothing in this Section 9.02 shall release or otherwise limit any claim any party may have in connection with the terms of any Related Party Contract which survives the Closing in accordance with Section 5.07.

Article 10
Termination

Section 10.01.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written agreement of Seller and Buyer;

(b)        by either Seller or Buyer if the Closing shall not have been consummated on or before February 4, 2022 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time; provided, further, that if the FTC or the DOJ issue an Additional Request for Information and Documentary Material in connection with the Transactions, either party may, in its sole discretion, elect to extend the Outside Date for up to 90 days to the extent necessary in order to obtain clearance under the HSR Act by providing written notice to the other party prior to the Outside Date.

(c)        by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any final non-appealable Injunction; provided that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party that has not complied with its obligations under Section 5.05 in respect of such order, decree or judgment in all material respects;

(d)        by Buyer, if it is not then in material breach of its obligations under this Agreement, if Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement such that any of the conditions specified in Section 8.02 would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then Seller shall have a period of up to 30 days after receipt by Seller of notice from Buyer of such breach (the “Seller Cure Period”) during which to cure such breach, and if the Terminating Seller Breach is cured within the Seller Cure Period, such termination shall not be effective and the Outside Date shall be automatically extended until the second Business Day of the month following the month in which the Seller Cure Period expired;

(e)        by Seller, if it is not then in material breach of its obligations under this Agreement, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement such that the conditions specified in Section 8.03 would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then Buyer shall have a period of up to 30 days after receipt by Buyer of notice from Seller of such breach (the “Buyer Cure Period”) during which to cure such breach, and if the Terminating Buyer Breach is cured within the Buyer Cure Period, such termination shall not be effective and the Outside Date shall be automatically extended until the second Business Day of the month following the month in which the Buyer Cure Period expired; or

(f)        by Buyer, if between the date hereof and the Closing, an event or condition occurs that has or is reasonably likely to have a Material Adverse Effect.

Section 10.02.    Effect of Termination.

(a)        If this Agreement is terminated as permitted by Section 10.01, this Agreement shall forthwith become null and void and such termination shall be without liability of either party (or any Related Party of such party) to the other party to this Agreement; provided that if such termination shall result from Fraud or the Willful Breach by any party of any covenant or agreement contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach (subject, in the case of Buyer, to the limitations set forth in Sections 11.14 and 11.15). For the avoidance of doubt, in the event of termination of this Agreement, no Financing Source Party (in its capacity as such) will have any liability to Seller, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Financing Commitments or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Source Parties to Buyer under the terms of the Debt Financing Commitments (and the related fee letters) or the Debt Financing.

(b)        The provisions of this Section 10.02, Article 11 (other than Section 11.12) and, for the avoidance of doubt, the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01. “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party that knew that the taking of such action or the failure to take such action would be a breach of this Agreement. For the avoidance of doubt, a failure by Buyer to consummate the Closing on the date required by Section 2.03 will constitute a Willful Breach (regardless of whether the Debt Financing has been consummated).

(c)        Notwithstanding anything to the contrary in this Agreement, no Financing Source Party (in its capacity as such) shall have any liability or obligation to Seller, the Company Group, any of its or their Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement or the Debt Financing Commitments or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and neither Seller nor the Company Group shall seek to, and shall cause its and their Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Financing Source Party.

Article 11
Miscellaneous

Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given, if to Buyer, to:

12181 Bluff Creek Drive, 4th Floor
Los Angeles, CA 90094
Attention: General Counsel
Telephone No.: (310) 207-0272

E-mail: legal@magnite.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Bradford P. Weirick
Telephone No.: (213)-229-7000
E-mail: bweirick@gibsondunn.com

if to Seller, to:

RTL US Holding, Inc.
c/o RTL Group S.A.
43 Boulevard Pierre Frieden
L-1543 Luxembourg
Grand Duchy of Luxembourg
Attention: General Counsel
Telephone No.: +352 2 486 5081
Email: legal@rtlgroup.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Michael Davis
Telephone No.: (212) 450-4184
Email: michael.davis@davispolk.com

or such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02.    Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)        Notwithstanding anything to the contrary contained herein, Sections 10.02, this 11.02, 11.05, 11.06, 11.07, 11.09, 11.14 and 11.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance Sections 10.02, this 11.02, 11.05, 11.06, 11.07, 11.09, 11.14 or 11.15) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 11.03.    Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 11.04.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that Buyer may assign its right to acquire the Shares pursuant to this Agreement to any Subsidiary of Buyer without the prior consent of Seller or the Company, but any such assignment will not relieve Buyer of any of its obligations hereunder.

Section 11.05.    Governing Law. Subject to Section 11.06(b), this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the laws of any other jurisdiction to apply.

Section 11.06.    Jurisdiction.

(a)        The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware or any Delaware State court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.06 shall be resolved by the Accounting Referee as provided therein.

(b)        Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. Each of Seller and the Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.

Section 11.07.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS RELATED PARTIES) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE FINANCING SOURCE PARTIES) ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.08.    R&W Insurance Policy. Buyer agrees that the R&W Insurance Policy shall at all times provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates, except in the case of Fraud, (b) Seller is a third-party beneficiary of such waiver and (c) Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense.

Section 11.09.    Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery. Except as expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the provisions of Sections 10.02, 11.02, 11.05, 11.06, 11.07, this 11.09, 11.14 and 11.15 shall be enforceable against all parties to this Agreement by each Financing Source Party.

Section 11.10.    Entire Agreement. This Agreement, the Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.11.    Severability. Each term, provision, covenant and restriction in this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.12.    Disclosure Schedules. Seller has set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Seller Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Seller Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement, that the matter is material, has resulted in or would result in a Material Adverse Effect, or is outside the Ordinary Course of Business. Nothing set forth in the Seller Disclosure Schedule shall be deemed to broaden or otherwise amplify the representations and warranties contained in this Agreement or to interpret the meaning of any of the representations or warranties in this Agreement. Between the date hereof and the Closing, Seller will reasonably cooperate with Buyer to provide updates to information contained in the Seller Disclosure Schedules to the extent requested by the carrier under Buyer’s R&W Insurance Policy.

Section 11.13.    Waiver of Conflicts; Attorney-Client Privilege.

(a)        It is acknowledged by each of the parties that Seller and the Company have retained Davis Polk & Wardwell LLP ( “Seller’s Law Firm”) to act as their counsel in connection with this Agreement and the Transactions (the “Current Representation”), and that no other party has the status of a client of Seller’s Law Firm for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that after the Closing, Seller’s Law Firm may represent Seller or any representative, equityholder or partner thereof (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the Transactions, and including, for the avoidance of doubt, any litigation, arbitration, mediation or other dispute between or among Buyer, any of the Company Group, any of their respective Affiliates or any of their respective representatives, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, any of the Company Group, any of their respective Affiliates or any of their respective representatives, and even though Seller’s Law Firm may have represented any of the Company Group in a substantially related matter, or may be representing Buyer or any of the Company Group in ongoing matters. Buyer hereby waives and agrees not to, and after the Closing agrees to cause each of the Company Group not to, assert (i) any claim that Seller’s Law Firm has a conflict of interest in any representation described in this Section 11.13, and (ii) any confidentiality obligation with respect to any communication between Seller’s Law Firm and any Designated Person or any of the Company Group or any of their respective representatives occurring during the Current Representation.

(b)        Buyer hereby agrees that as to all communications (whether before, at or after the Closing) between Seller’s Law Firm and any Designated Person or any of the Company Group or any of their respective representatives that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, any of the Company Group, any of their respective Affiliates or any of their respective representatives. Without limiting the foregoing, notwithstanding any policy of Buyer, any of the Company Group or any agreement between any of the Company Group or any of their respective representatives and any Designated Person, whether established or entered into before, at or after the Closing, Buyer shall not, and after the Closing shall cause each of the Company Group not to, review or use for any purpose, or seek to compel disclosure to Buyer, any of the Company Group, any of their respective Affiliates or any of their respective representatives any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.

(c)        BUYER HAS BEEN ADVISED WITH RESPECT TO THIS SECTION 11.13 BY ITS OWN COUNSEL, AND BUYER BELIEVES, HAVING CONSULTED WITH ITS COUNSEL, THAT IT HAS SUFFICIENT INFORMATION TO ENTER INTO AND BE BOUND BY THE PROVISIONS SET FORTH IN THIS SECTION 11.13.

Section 11.14.    Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, none of Seller, the Company or any of their respective Affiliates or their respective direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

Section 11.15.    No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, managers, members, partners, agents, representatives or assigns of Seller or Buyer, in each case that is not a party to this Agreement, shall have any obligation hereunder or in connection herewith or any liability for any obligation of the parties hereto or for any claim based upon, arising out of, or relating to the transactions contemplated hereby, whether by enforcement of any judgment, fine or penalty, by any legal or equitable action, suit or proceeding, by virtue of any Applicable Law or otherwise.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAGNITE, INC.
By:	/s/ Michael Barrett
Name: Michael Barrett
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RTL US HOLDING, INC.
By:	/s/ Lee Noriega
Name: Lee Noriega
Title: Director

By:	/s/ Siska Ghesquiere
Name: Siska Ghesquiere
Title: President

RTL GROUP, S.A.
By:	/s/ Thomas Rabe
Name: Thomas Rabe
Title: CEO

By:	/s/ Elmar Heggen
Name: Elmar Heggen
Title: Deputy CEO and COO

Signature Page to Stock Purchase Agreement